UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SunPower Corporation

(Name of Registrant as Specified In Its Charter)

n/a

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid with preliminary materials:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF THE 2009 ANNUAL MEETING OF STOCKHOLDERS

TO ALL SUNPOWER STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of SunPower Corporation, a Delaware corporation, will be held on:

Date:	Friday, May 8, 2009

Time:	Noon Pacific Time

Place:	Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California 95134

Items of Business:	1.	The re-election of two directors to serve as Class I directors on our board of directors (the “Board”) for fiscal year 2009;
	2.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2009; and
	3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. On March 23, 2009 we began mailing to stockholders either a Notice of Internet Availability of Proxy Materials or this notice of the Annual Meeting, the proxy statement and the form of proxy.

All stockholders are cordially invited to attend the Annual Meeting in person. Only stockholders of record at the close of business on March 10, 2009 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. Any registered stockholder in attendance at the Annual Meeting and entitled to vote may do so in person even if such stockholder returned a proxy.

San Jose, California March 23, 2009	FOR THE BOARD OF DIRECTORS

Bruce R. Ledesma
Corporate Secretary

IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE PROXY CARD AND MAIL IT PROMPTLY, OR YOU MAY VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. ANY ONE OF THESE METHODS WILL ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED TO THE COMPANY-PROVIDED PROXY CARD ENVELOPE IF MAILED IN THE UNITED STATES.

PROXY STATEMENT FOR

2009 ANNUAL MEETING OF STOCKHOLDERS

i

ii

SUNPOWER CORPORATION

3939 North First Street

San Jose, California 95134

PROXY STATEMENT FOR

2009 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors (the “Board”) of SunPower Corporation, a Delaware corporation, is furnishing this proxy statement and proxy card to you in connection with its solicitation of proxies to be used at SunPower Corporation’s Annual Meeting of Stockholders to be held on May 8, 2009 at noon Pacific Time at Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California, or at any adjournment(s), continuation(s) or postponement(s) of the meeting (the “Annual Meeting”).

We use a number of abbreviations in this proxy statement. We refer to SunPower Corporation as “SunPower,” “the Company,” or “we,” “us” or “our.” The term “proxy solicitation materials” includes this proxy statement, the notice of the Annual Meeting, and the proxy card. References to “fiscal 2008” mean our 2008 fiscal year, which began on December 31, 2007 and ended on December 28, 2008.

Our principal executive offices are located at 3939 North First Street, San Jose, California 95134, and our telephone number is (408) 240-5500.

Important Notice Regarding the Availability of Proxy Materials

We have elected this year to take advantage of rules recently adopted by the Securities and Exchange Commission (the “SEC”), the SEC’s “Notice and Access” rules, which allow us to make our proxy solicitation materials available to our stockholders over the Internet. Under these rules, on or about March 23, 2009, we started mailing to certain of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability contains instructions on how our stockholders can both access the proxy solicitation materials and our 2008 Annual Report online and vote online. By sending the Notice of Internet Availability instead of paper copies of the proxy materials, we expect to lower the costs and reduce the environmental impact of our Annual Meeting.

Our proxy solicitation materials and our 2008 Annual Report are available at www.proxyvote.com.

Stockholders receiving the Notice of Internet Availability may request a paper or electronic copy of our proxy solicitation materials by following the instructions set forth on the Notice of Internet Availability. Stockholders who did not receive the Notice of Internet Availability will continue to receive a paper or electronic copy of our proxy solicitation materials, which were first mailed to stockholders and made public on or about March 23, 2009.

Delivery of Voting Materials

If you would like to reduce our costs in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions provided for voting via the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

To reduce the expenses of delivering duplicate materials to our stockholders, we are taking advantage of householding rules that permit us to deliver only one set of proxy solicitation materials, proxy card, and our Annual Report for the fiscal year ended December 28, 2008, or one copy of the Notice of Internet Availability, to stockholders who share the same address, unless otherwise requested. Each stockholder retains a separate right to vote on all matters presented at the meeting.

If you share an address with another stockholder and have received only one set of materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate materials or request that we only send one set of materials to you if you are receiving multiple copies by writing to us at SunPower Corporation, 3939 North First Street, San Jose, California 95134, Attention: Corporate Secretary, or calling us at (408) 240-5500.

A copy of our Annual Report on Form 10-K has been furnished with this proxy statement to each stockholder. A stockholder may also request a copy of our Annual Report on Form 10-K by writing to our Corporate Secretary at 3939 North First Street, San Jose, California 95134. Upon receipt of such request, we will provide a copy of our Annual Report on Form 10-K without charge, including the financial statements required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 of the Securities Exchange Act of 1934 (“Exchange Act”) for our fiscal year 2008. Our Annual Report on Form 10-K is also available on our website at http://investors.sunpowercorp.com/sec.cfm.

Record Date and Shares Outstanding

Stockholders who owned shares of our common stock, par value $0.001 per share, at the close of business on March 10, 2009, which we refer to as the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, we had 43,970,148 shares of class A common stock outstanding and 42,033,287 shares of class B common stock outstanding. Our shares of common stock are divided into class A and class B shares as summarized in the table below. Until September 29, 2008, Cypress Semiconductor Corporation held all of the outstanding shares of our class B common stock, which represented a controlling interest in our combined class A and class B common stock. However, after the close of trading on September 29, 2008, Cypress distributed all of its shares of our class B common stock to its stockholders of record as of September 17, 2008. For more information about beneficial ownership of our issued and outstanding common stock, please see “Security Ownership of Management and Certain Beneficial Owners.”

Classes of Common Stock	Number of Shares Outstanding(#)	Ownership Percentage(%)
Class A—Non-Affiliates	34,328,239	39.9
Class A—Affiliates	9,641,909	11.2
Class B—Non-Affiliates	29,163,102	33.9
Class B—Affiliates	12,870,185	15.0
Total	86,003,435	100.0

Voting

Each holder of shares of class A common stock is entitled to one vote for each share of class A common stock held as of the Record Date, and each holder of shares of class B common stock is entitled to eight votes for each share of class B common stock held as of the Record Date. The class A common stock and class B common stock are voting as a single class on all matters described in this proxy statement. Cumulating votes is not permitted under our Bylaws.

Pursuant to our amended and restated certificate of incorporation, effective as December 1, 2008, the voting power of a holder of more than 15% of our outstanding shares of class B common stock with respect to the election or removal of directors is restricted to only 15% of the outstanding shares of class B common stock, unless such holder of class B common stock also has an equivalent higher percentage ownership of our outstanding class A common stock.

In addition, on August 12, 2008, we entered into a rights agreement with Computershare Trust Company, N.A., as rights agents. The rights agreement became effective on September 29, 2008. The rights agreement contains specific features designed to address the potential for an acquirer or significant investor to take advantage of our capital structure and unfairly discriminate between classes of our common stock. Specifically, the rights agreement is designed to address the inequities that could result if an investor, by acquiring 20% or more of the outstanding shares of class B common stock, were able to gain significant voting influence over our corporate affairs without making a correspondingly significant economic investment. The rights agreement, commonly referred to as a “poison pill,” could delay or discourage takeover attempts that stockholders may consider favorable.

Many of our stockholders hold their shares through a stockbroker, bank or other nominee, rather than directly in their own name. As summarized below, there are distinctions between shares held of record and those beneficially owned.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company N.A., you are considered, with respect to those shares, the stockholder of record and these proxy solicitation materials are being furnished to you directly by us.

Beneficial Owner. If your shares are held in a stock brokerage account, or by a bank or other nominee (also known as shares registered in “street name”), you are considered the beneficial owner of such shares held in street name, and these proxy solicitation materials are being furnished to you by your broker, bank or other nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not automatically vote your shares in person at the Annual Meeting.

How To Vote. If you hold shares directly as a stockholder of record, you can vote in one of the following three ways:

(1) Vote via the Internet at www.proxyvote.com. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 7, 2009. Have your Notice of Internet Availability or proxy card in hand when you access the website and then follow the instructions.

(2) Vote by Telephone at 1-800-690-6903. Use a touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 7, 2009. Have your Notice of Internet Availability or proxy card in hand when you call and then follow the instructions. Toll free in the U.S. and Canada.

(3) Vote by Mail. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided with any paper copy of the proxy statement, or return the proxy card to SunPower Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you hold shares beneficially in street name, you may submit your voting instructions in the manner prescribed by your broker, bank or other nominee by following the instructions provided by your broker, bank or other nominee. Shares registered in street name may be voted in person by you only if you obtain a signed proxy from the broker, bank or other nominee who holds your shares, giving you the right to vote the shares. You may contact your broker, bank or other nominee to obtain a proxy card, bring it with you and vote your shares at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Quorum. A quorum, which is the holders of at least a majority of our stock issued and outstanding and entitled to vote as of the Record Date, is required to be present in person or by proxy at the Annual Meeting in order to hold the Annual Meeting and to conduct business. Your shares will be counted as being present at the Annual Meeting if you appear in person at the Annual Meeting (and are the stockholder of record for your shares), if you vote your shares by telephone or over the Internet, or if you submit a properly executed proxy card. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Votes against a particular proposal will also be counted both to determine the presence or absence of a quorum and to determine whether the requisite number of voting shares has been obtained.

Votes Required for Proposal One. Election of a director requires the affirmative vote of the holders of a plurality of votes represented by the shares present in person or represented by proxy at a meeting at which a quorum is present. The two persons receiving the greatest number of votes at the Annual Meeting shall be elected as directors.

Votes Required for Proposal Two. Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the holders of a majority of our stock having voting power and present in person or represented by proxy at the Annual Meeting.

Treatment of Broker Non-Votes; Abstentions. With respect to Proposal One, election of a director requires the affirmative vote of the holders of a plurality of the shares present; so, the two persons receiving the greatest number of votes at the Annual Meeting will be elected as directors. Since only affirmative votes count for this purpose, neither “broker non-votes” nor abstentions will affect the outcome of the voting on Proposal One. With respect to Proposal Two, “broker non-votes” have no effect, while abstentions would be counted as votes against the proposal. “Broker non-votes” and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, “broker non-votes” are not included in the tabulation of the voting results on any issues requiring the approval of the holders of a majority of our stock having voting power and present in person or represented by proxy at the Annual Meeting. Abstentions, however, are deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained, and they would be included in the tabulation of voting results as votes against the proposal. Therefore, including abstentions in the tabulation increases the required number of affirmative votes necessary to approve Proposal Two.

How Your Proxy Will Be Voted

If you complete and submit your proxy card or vote via the internet or by telephone, the shares represented by your proxy will be voted at the Annual Meeting in accordance with your instructions. If you submit your proxy card by mail, but do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted in favor of Proposals One and Two. In addition, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the Board. We have not received notice of any other matters that may properly be presented at the Annual Meeting.

Revoking Your Proxy

You may revoke your proxy at any time prior to the date of the Annual Meeting by: (1) submitting a later-dated vote in person at the Annual Meeting, via the Internet, by telephone or by mail; or (2) delivering instructions to us at 3939 North First Street, San Jose, California 95134 to the attention of our Corporate Secretary. Any notice of revocation sent to us must include the stockholder’s name and must be actually received by us prior to the Annual Meeting to be effective. Your attendance at the Annual Meeting after having executed and delivered a valid proxy card or vote via the internet or by telephone will not in and of itself constitute a revocation of your proxy. If you intend to revoke your proxy by voting in person at the Annual Meeting, you will be required to give oral notice of your intention to do so to the Inspector of Elections at the Annual Meeting. If your shares are held in “street name,” you should follow the directions provided by your broker, bank or other nominee regarding how to revoke your proxy.

Solicitation of Proxies

We will pay for the cost of this proxy solicitation. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding or furnishing proxy solicitation materials to such beneficial owners. Proxies may also be solicited personally or by telephone, telegram, or facsimile by certain of our directors, officers, and regular employees, without additional compensation.

Voting Results

We will announce preliminary voting results at the 2009 Annual Meeting and publish final results in SunPower’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 28, 2009.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE PROXY CARD AND RETURN IT PROMPTLY, OR VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. BY RETURNING YOUR PROXY CARD OR VOTING BY PHONE OR INTERNET PROMPTLY, YOU CAN HELP US AVOID THE EXPENSE OF FOLLOW-UP MAILINGS TO ENSURE A QUORUM IS PRESENT AT THE ANNUAL MEETING. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE A PRIOR PROXY VOTE AND VOTE THEIR SHARES IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL ONE

RE-ELECTION OF CLASS I DIRECTORS

Our Board is currently comprised of seven members and divided into three classes, in accordance with Section 3.1 of our By-Laws. Only the terms of those two directors serving as Class I directors are scheduled to expire in 2009. The terms of other directors expire in subsequent years. The Board has considered and approved the nomination of Uwe-Ernst Bufe and Pat Wood III, our current Class I directors, for re-election as directors at the Annual Meeting. Both nominees have consented to being named in this proxy statement and to serve if re-elected. Unless otherwise directed, the proxy holders will vote the proxies received by them for the two nominees named below. If either nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The Class I directors elected will hold office until the annual meeting of stockholders in 2012 and until their successors are elected. The Class II group of directors consists of W. Steve Albrecht and Betsy S. Atkins, and they will hold office until the annual meeting of stockholders in 2010 and until their successors are elected. The Class III group of directors consists of T.J. Rodgers, Thomas H. Werner and Thomas R. McDaniel, and they will hold office until the annual meeting of stockholders in 2011 and until their successors are elected. Additional information, as of March 10, 2009, about the nominees for re-election and the other five directors is set forth below.

Class I Directors Nominated for Re-Election in at the Annual Meeting

Name	Class	Age	Position(s) with SunPower	Director Since
Uwe-Ernst Bufe	I	64	Director	2008
Pat Wood III	I	46	Director	2005

Dr. Uwe-Ernst Bufe was President and Chief Executive Officer of Degussa and Degussa-Hüls AG, a specialty chemicals company which is now the Chemicals Business Area of Evonik Industries, until May 2000. Before joining the executive board of Degussa AG in 1987, he was executive vice president of its U.S. subsidiary. After the company’s merger with Hüls in 1998, he accepted the role of President and Chief Executive Officer of Degussa-Hüls AG. Dr. Bufe joined UBS in 2001 and currently serves as Vice Chairman of the UBS Investment Banking and Deputy Chairman of UBS Deutschland. He is also a member of the Board of Akzo Nobel N.V., Umicore S.A. and Solvay S.A., and a member of the Supervisory Board of Directors of Kali + Salz AG (Germany).

Mr. Pat Wood III has served as a Principal of Wood3 Resources, an energy infrastructure developer, since July 2005. From 2001 to 2005 Mr. Wood served as the chairman of the Federal Energy Regulatory Commission. From 1995 to 2001, Mr. Wood chaired the Public Utility Commission of Texas. Mr. Wood has also been an attorney with Baker & Botts, a global law firm, and an associate project engineer with Arco Indonesia, an oil and gas company, in Jakarta. He currently serves as a board member of Quanta Services, Inc., Range Fuels, Xtreme Power Solutions, and TPI Composites.

Class II Directors with Terms Expiring in 2010

Name	Class	Age	Position(s) with SunPower	Director Since
W. Steve Albrecht	II	62	Director	2005
Betsy S. Atkins	II	55	Director	2005

Mr. W. Steve Albrecht has served as Andersen Alumni Professor of Accounting at the Marriott School of Management at Brigham Young University, or BYU, since 1977, and as Associate Dean from 1997 through 2008. Mr. Albrecht, a certified public accountant, certified internal auditor, and certified fraud examiner, joined BYU in 1977 after teaching at Stanford University and the University of Illinois. Prior to becoming a professor, he worked as an accountant for Deloitte & Touche. Mr. Albrecht is the past president of the American Accounting Association and the Association of Certified Fraud Examiners. Mr. Albrecht currently serves on the board of Cypress Semiconductor Corporation. He is currently a trustee of the Financial Accounting Foundation that oversees the Financial Accounting Standards Board (FASB) and the Governmental Accounting Standards Board (GASB).

Ms. Betsy S. Atkins has served as Chief Executive Officer of Baja Ventures, a technology, life sciences and renewable energy early stage venture capital fund, since 1994. She previously served as Chairperson and Chief Executive Officer of NCI, Inc., a neutraceutical functional food company, from 1991 through 1993. Ms. Atkins co-founded Ascend Communications, a manufacturer of communications equipment, in 1989, where she was also a member of the board of directors until its acquisition by Lucent Technologies, a telecommunications systems, software and products company, in 1999. Ms. Atkins currently serves on the board of directors of Polycom, Inc., Reynolds American, Inc. and Chico’s FAS, Inc. She served as a presidential appointee to the Pension Benefit Guaranty Corp. board from 2001 to 2003. She is a faculty member of the National Association of Corporate Directors and a member of the British Telecom Advisory Board, the NASDAQ Exchange LLC board, and the Council on Foreign Relations. Ms. Atkins is member of Florida International University’s Board of Trustees.

Class III Directors with Terms Expiring in 2011

Name	Class	Age	Position(s) with SunPower	Director Since
Thomas R. McDaniel	III	59	Director	2009
T.J. Rodgers	III	60	Chairman	2002
Thomas H. Werner	III	49	CEO and Director	2003

Mr. Thomas R. McDaniel was Executive Vice President, Chief Financial Officer and Treasurer of Edison International, a generator and distributor of electric power and investor in infrastructure and energy assets, before retiring in July 2008 after 37 years of service. Prior to January 2005, Mr. McDaniel was Chairman, Chief Executive Officer and President of Edison Mission Energy, a power generation business specializing in the development, acquisition, construction, management and operation of power production facilities. Mr. McDaniel was also Chief Executive Officer and a director of Edison Capital, a provider of capital and financial services supporting the growth of energy and infrastructure projects, products and services, both domestically and internationally. Mr. McDaniel currently serves on the board of directors of the Senior Care Action Network (SCAN) and SCAN Foundation. Through the McDaniel Family Foundation, he is also actively involved in a variety of charitable activities such as the Boys and Girls Club of Huntington Beach, the Adult Day Care Center and the Free Wheelchair Mission.

Mr. T.J. Rodgers is Chairman of our Board. Mr. Rodgers is a co-founder of Cypress Semiconductor Corporation, a semiconductor company, and has been the President and Chief Executive Officer of Cypress and a member of its board of directors since 1982. Mr. Rodgers also serves as a director of Bloom Energy (formerly Ion America) and Silicon Light Machines. Mr. Rodgers is also a member of the Board of Trustees at Dartmouth College.

Mr. Thomas H. Werner has served as our Chief Executive Officer and a member of our Board since 2003. Prior to joining SunPower, from 2001 to 2003, Mr. Werner served as Chief Executive Officer of Silicon Light Machines, Inc., an optical solutions subsidiary of Cypress Semiconductor Corporation. From 1998 to 2001, Mr. Werner was Vice President and General Manager of the Business Connectivity Group of 3Com Corp., a network solutions company. Mr. Werner currently serves as a board member of Cree, Inc. and the Silicon Valley Leadership Group.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE PROPOSED NOMINEES.

BOARD STRUCTURE

Determination of Independence

It is our policy that a majority of our directors be independent. Our Board has determined that five of our seven directors, namely Mr. Albrecht, Ms. Atkins, Dr. Bufe, Mr. McDaniel, and Mr. Wood, meet the standards for independence as defined by applicable listing standards of the Nasdaq Global Market and rules and regulations of the Securities Exchange Commission. Our Board has also determined that Mr. Werner, our Chief Executive Officer, and Mr. Rodgers, the Chief Executive Officer of our former controlling stockholder Cypress Semiconductor Corporation, are not “independent” as defined by applicable listing standards of the Nasdaq Global Market. There are no family relationships among any of our directors or executive officers.

Board Meetings

Our Board held four regular, quarterly meetings and ten special meetings during fiscal year 2008. During fiscal year 2008, each director attended at least 75% of the aggregate number of meetings of the Board and its committees on which such director served. Our independent directors held three executive sessions during regular, quarterly meetings without management present during fiscal year 2008.

Board Committees

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. Our Board has established committees to ensure that we maintain strong corporate governance standards. Our Board has standing Audit, Compensation, and Nominating and Corporate Governance committees. The charters of our Board committees are available on our website at http://investors.sunpowercorp.com/documents.cfm. You may also request copies of our committee charters free of charge by writing to SunPower Corporation, 3939 North First Street, San Jose, California 95134, Attention: Corporate Secretary. Below is a summary of our committee structure and membership information.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
W. Steve Albrecht	Chair	Member	Member
Betsy S. Atkins	Member	Chair	Member
Uwe-Ernst Bufe	—	Member	Member
Thomas R. McDaniel	Member	—	—
T.J. Rodgers	—	—	—
Thomas H. Werner	—	—	—
Pat Wood III	Member	Member	Chair

Audit Committee

Our Audit Committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Each of the members of our Audit Committee is “independent” as that term is defined in Section 10A of the Exchange Act and as defined by applicable listing standards of the Nasdaq Global Market. Each member of the Audit Committee is financially literate and has the requisite financial sophistication as required by the applicable listing standards of the Nasdaq Global Market. In addition, the Board has determined that Mr. Albrecht meets the criteria of an “audit committee financial expert” within the meaning of applicable Securities and Exchange Commission regulations due to his professional experience described above under “Proposal One—Election of Class I Directors.” The Audit Committee held 10 meetings during 2008.

The purpose of the Audit Committee, pursuant to its charter, is to:

•	provide oversight of our accounting and financial reporting processes and the audit of our financial statements and internal controls by our independent registered public accounting firm;

•

assist the Board in the oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s performance, qualifications and independence; and (4) the performance of our internal audit function;

•	prepare an audit committee report as required by the Securities and Exchange Commission to be included in our annual proxy statement; and

•	provide to the Board such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board.

The Audit Committee also serves as the representative of the Board with respect to its oversight of the matters described in the “Audit Committee Report.” The Audit Committee has also established procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (2) the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. The Audit Committee promptly reviews such complaints and concerns, if any, and confirms none had been received since its last regularly scheduled meeting.

Compensation Committee

Each of the members of the Compensation Committee is “independent” as defined by applicable listing standards of the Nasdaq Global Market. The Compensation Committee held 11 meetings during 2008.

The Compensation Committee, pursuant to its charter, assists the Board in discharging its duties with respect to:

•	the formulation, implementation, review, and modification of the compensation of our directors and executive officers;

•

the preparation of an annual report of the Compensation Committee for inclusion in our annual proxy statement or Annual Report on Form 10-K, in accordance with applicable rules of the Securities and Exchange Commission and applicable listing standards of the Nasdaq Global Market;

•	reviewing and discussing the Compensation Discussion and Analysis with management; and

•	the administration of our stock plans, including the Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan.

In certain instances, the Compensation Committee has delegated limited authority to our Chief Executive Officer with respect to compensation and equity awards for employees other than our executive officers. For more information on our processes and procedures for the consideration and determination of executive and director compensation, see “Compensation Discussion and Analysis” below.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was at any time during fiscal 2008 one of our officers or employees, or is one of our former officers or employees. No member of our Compensation Committee had any relationship requiring disclosure under Item 404 and Item 407(e)(4) of Regulation S-K. Additionally, during 2008, none of our executive officers or directors was a member of the board of directors, or any committee of the board of directors, of any other entity such that the relationship would be construed to constitute a committee interlock within the meaning of the rules and regulations of the Securities and Exchange Commission.

Nominating and Corporate Governance Committee

Each of the members of the Nominating and Corporate Governance Committee is “independent” as defined by applicable listing standards of the Nasdaq Global Market. The Nominating and Corporate Governance Committee held 5 meetings during 2008.

The Nominating and Corporate Governance Committee, pursuant to its charter, assists the Board in discharging its responsibilities with respect to:

•	the identification of individuals qualified to become directors and the selection or recommendation of candidates for all directorships to be filled by the Board or by the stockholders; and

•	the development, maintenance and recommendation of a set of corporate governance principles applicable to us, and for periodically reviewing such principles.

CORPORATE GOVERNANCE

Stockholder Communications with Board of Directors

We provide a process by which stockholders may send communications to our Board, any committee of the Board, our non-management directors or any particular director. Stockholders can contact our non-management directors by sending such communications to the chairman of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, SunPower Corporation, 3939 North First Street, San Jose, California 95134. Stockholders wishing to communicate with a particular Board member, a particular Board committee or the Board as a whole, may send a written communication to our Corporate Secretary, SunPower Corporation, 3939 North First Street, San Jose, California 95134. The Corporate Secretary will forward such communication to the full Board, to the appropriate committee or to any individual director or directors to whom the communication is addressed, unless the communication is unduly hostile, threatening, illegal, or harassing, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

Directors’ Attendance at Our Annual Meetings

Although we do not have a formal policy that mandates the attendance of our directors at our annual stockholder meetings, our directors are encouraged to attend. All directors are expected to attend the 2009 Annual Meeting, and four of the then five directors attended our 2008 Annual Meeting.

Submission of Stockholder Proposal for the 2010 Annual Meeting

As a SunPower stockholder, you may submit a proposal, including director nominations, for consideration at future annual meetings of stockholders.

Stockholder Proposals. For stockholder proposals to be considered for inclusion in our 2010 proxy statement, the written proposal must be received by our Corporate Secretary, at our corporate offices at 3939 North First Street, San Jose, California 95134, no earlier than January 8, 2010 and no later than February 7, 2010. We have discretionary power, but are not obligated, to consider stockholder proposals submitted after February 7, 2010. If the date of the 2010 annual meeting is moved more than 25 days before or after the anniversary date of the 2009 Annual Meeting, the deadline for inclusion of proposals in our proxy statement will instead be the tenth business day following notice of the date of the 2010 annual meeting of stockholders. Such proposals will also need to comply with Securities and Exchange Commission regulations, such as Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in any company-sponsored proxy material.

Nomination of Director Candidates. Our Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. Such nominations should be directed to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, SunPower Corporation, 3939 North First Street, San Jose, California 95134. In addition, the stockholder must give notice of a nomination to our Corporate Secretary, and such notice must be received within the time period described above under “Stockholder Proposals.” Any such proposal must include the following:

•	the name, age, business address, residence address and record address of such nominee;

•	the principal occupation or employment of such nominee;

•	the class or series and number of shares of our stock owned beneficially or of record by such nominee;

•	any information relating to the nominee that would be required to be disclosed in our proxy statement;

•	the nominee holder for, and number of, shares owned beneficially but not of record by such person;

•

whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any derivative or short positions, profit interests, options or borrowed or loaned shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any share of our stock;

•

to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director on the date of such stockholder’s notice;

•

a description of all arrangements or understandings between or among such persons pursuant to which the nomination(s) are to be made by the stockholder and any relationship between or among the stockholder giving notice and any person acting in concert, directly or indirectly, with such stockholder and any person controlling, controlled by or under common control with such stockholder, on the one hand, and each proposed nominee, on the other hand; and

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice.

If a director nomination is made pursuant to the process set forth above, the Nominating and Corporate Governance Committee of the Board will apply the same criteria in evaluating the nominee as it would any other board nominee candidate, and will recommend to the Board whether or not the stockholder nominee should be included as a candidate for election in our proxy statement. The nominee and nominating stockholder should be willing to provide any information reasonably requested by the Nominating and Corporate Governance Committee in connection with its evaluation. The Board shall make the final determination whether or not a nominee will be included in the proxy statement and on the proxy card for election.

Once either a search firm selected by the Nominating and Corporate Governance Committee or a stockholder has provided our Nominating and Corporate Governance Committee with the identity of a prospective candidate, the Nominating and Corporate Governance Committee communicates the identity and known background and experience of the candidate to the Board. If warranted by a polling of the Board, members of our Nominating and Corporate Governance Committee and/or other members of our senior management may interview the candidate. If the Nominating and Governance Committee reacts favorably to a candidate, the candidate is next invited to interview with the members of the Board who are not on the Nominating and Governance Committee. The Nominating and Governance Committee then makes a final determination whether to recommend the candidate to the Board for directorship. The Nominating and Governance Committee currently has not set specific, minimum qualifications or criteria for nominees that it proposes for Board membership, but evaluates the entirety of each candidate’s credentials. The Nominating and Governance Committee believes, however, that we will be best served if our directors bring to the Board a variety of experience and backgrounds and, among other things, demonstrated integrity, executive leadership and financial, marketing or business knowledge and experience.

Related Persons Transactions Policy and Procedures

It is our general policy to conduct our business activities and transactions with the highest level of integrity and ethical standards and in accordance with all applicable laws. In addition, it is our policy to avoid situations that create an actual or potential conflict between our interests and the personal interests of our officers and directors. Such principles are described in our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics is applicable to our directors, officers, and employees (including our principal executive officer, principal financial officer and principal accounting officer) and is designed to promote compliance with the laws applicable to our business, accounting standards, and proper and ethical business methods and practices. Our Code of Business Conduct and Ethics is available on our website at http://investors.sunpowercorp.com/ governance.cfm under the link for “Code of Conduct.” You may also request a copy by writing to us at SunPower Corporation, 3939 North First Street, San Jose, California 95134, Attention: Corporate Secretary. If we amend or grant a waiver under it applicable to our principal executive officer, principal financial officer or principal accounting officer, we will post a copy of such amendment or waiver on our website.

Under the corporate governance principles adopted by the Nominating and Corporate Governance Committee, that committee is responsible for considering questions of possible conflicts of interest of officers and directors. In addition, related party transactions must be approved by the Audit Committee in compliance with the rules of the Nasdaq Global Market and our Code of Business Conduct and Ethics, and the Audit Committee must present material related party transactions to the full Board of Directors for approval. A related party transaction will only be approved if the directors determine that it is in the best interests of SunPower. If a director is involved in the transaction, he or she will be recused from all voting and approval processes in connection with the transaction.

Certain Relationships and Related Person Transactions

Other than the compensation agreements and other arrangements described herein, and the transactions with Cypress Semiconductor Corporation described below, since the start of our last fiscal year on December 31, 2007, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeded or will exceed $120,000; and

•

in which any current director, director nominee, executive officer, beneficial owner of more than 5% of any class of our common stock, or any immediate family member of such persons had or will have a direct or indirect material interest.

Arrangements with Cypress Semiconductor Corporation

Until September 29, 2008, Cypress Semiconductor Corporation held all of the outstanding shares of class B common stock, which represented a controlling interest in our combined class A and class B common stock. However, after the close of trading on September 29, 2008, Cypress distributed all of its shares of our class B common stock to its stockholders of record as of September 17, 2008. T.J. Rodgers, the Chairman of our Board of Directors, is a director and the President and Chief Executive Officer of Cypress. For more information about beneficial ownership of our issued and outstanding common stock, please see “Security Ownership of Management and Certain Beneficial Owners” below. In 2005, we entered into a series of related agreements with Cypress, then our parent company, in connection with our initial public offering and separation from Cypress. Many of the agreements have since expired. The principal agreements, including those under which we paid more than $120,000 to Cypress during fiscal 2008, are summarized below.

Purchases of Imaging and Infrared Detector Products from Cypress. We historically purchased fabricated semiconductor wafers from Cypress at intercompany prices consistent with Cypress’s internal transfer pricing methodology. In December 2007, Cypress announced the planned closure of its Texas wafer fabrication facility that manufactured our imaging and infrared detector products. The planned closure is expected to be completed in the first quarter of fiscal 2009. We evaluated our alternatives relating to the future plans for this business and decided to wind-down our activities related to the imaging detector product line in the first quarter of fiscal 2008. We did not purchase wafers from Cypress in the second, third and fourth quarters of fiscal 2008. Wafer purchases totaled $0.6 million in fiscal 2008.

Administrative Services Provided by Cypress. Cypress allowed certain of its employees and consultants to provide services to us for different time periods for which we paid their fully-burdened compensation. In addition, Cypress personnel rendered services to us to assist with administrative functions such as employee benefits and other Cypress corporate services and infrastructure. Cypress billed us for a portion of the Cypress employees’ fully-burdened compensation. In the case of our Philippines subsidiary, which entered into a services agreement for such employment and consulting services in January 2005, we paid the fully burdened compensation plus 10%. We recorded approximately $3.5 million as general and administrative expenses for the cost of these services in fiscal 2008.

Leased Facility in the Philippines. In 2003, we and Cypress reached an understanding that we would build out and occupy a building owned by Cypress for our first solar cell manufacturing facility in the Philippines. We entered into a lease agreement for this facility and a sublease for the land under which we paid Cypress at a rate equal to the cost to Cypress for that facility (including taxes, insurance, repairs and improvements). Under the lease agreement, we had the right to purchase the facility and assume the lease for the land from Cypress at any time. In May 2008, we exercised our right to purchase the facility from Cypress and assumed the lease for the land from an unaffiliated third-party for a total purchase price of $9.5 million. The lease for the land expires in May 2048 and is renewable for an additional 25 years. Rent expense paid to Cypress for this building was $0.1 million for fiscal 2008.

Leased Headquarters Facility in San Jose, California. In May 2006, we entered into a lease agreement for our approximately 44,000 square foot headquarters, which is located in a building owned by Cypress in San Jose, California, for $6.0 million over the five-year term of the lease. In 2008, we amended the lease agreement, increasing the rentable square footage and the total lease obligations to approximately 60,000 and $7.6 million, respectively, over the five-year term of the lease. In the event Cypress decides to sell the building, we have the right of first refusal to purchase the building at a fair market price which will be based on comparable sales in the area. Rent expense paid to Cypress for this facility was $1.5 million in fiscal 2008.

Employee Matters Agreement. In October 2005, we entered into an employee matters agreement with Cypress to allocate assets, liabilities and responsibilities relating to our current and former U.S. and international employees and our participation in the employee benefits plans that Cypress sponsored and maintained. In July 2008, we transferred all accounts in the Cypress 401(k) Plan held by our employees to our recently established SunPower 401(k) Savings Plan. In September 2008, all of our eligible employees began participating in our own health and welfare plans and no longer participate in the Cypress health and welfare plans. In connection with Cypress’ spin-off of its shares of our class B common stock, we and Cypress agreed to terminate the employee matters agreement.

Indemnification and Insurance Matters Agreement. We will indemnify Cypress and its affiliates, agents, successors and assigns from all liabilities arising from environmental conditions: existing on, under, about or in the vicinity of any of our facilities, or arising out of operations occurring at any of our facilities, including our California facilities, whether prior to or after Cypress’s spin-off of our class B common stock held by Cypress; existing on, under, about or in the vicinity of the Philippines facility which we occupy, or arising out of operations occurring at such facility, whether prior to or after the separation, to the extent that those liabilities were caused by us; arising out of hazardous materials found on, under or about any landfill, waste, storage, transfer or recycling site and resulting from hazardous materials stored, treated, recycled, disposed or otherwise handled by any of our operations or our California and Philippines facilities prior to the separation; and arising out of the construction activity conducted by or on our behalf at Cypress’s Texas facility. The indemnification and insurance matters agreement also contains provisions governing our insurance coverage, which was under the Cypress insurance policies. As of September 29, 2008, we had obtained our own separate policies for the coverage previously provided under the indemnification and insurance matters agreement.

Tax Sharing Agreement. We have entered into a tax sharing agreement with Cypress providing for each of the party’s obligations concerning various tax liabilities. The tax sharing agreement is structured such that Cypress will pay all federal, state, local and foreign taxes that are calculated on a consolidated or combined basis (while being a member of Cypress’s consolidated or combined group pursuant to federal, state, local and foreign tax law). Our portion of such tax liability or benefit will be determined based upon our separate return tax liability as defined under the tax sharing agreement. Such liability or benefit will be based on a pro forma calculation as if we were filing a separate income tax return in each jurisdiction, rather than on a combined or consolidated basis with Cypress subject to adjustments as set forth in the tax sharing agreement.

On June 6, 2006, we ceased to be a member of Cypress’s consolidated group for federal income tax purposes and certain state income tax purposes. On September 29, 2008, we ceased to be a member of Cypress’s combined group for all state income tax purposes. To the extent that we become entitled to utilize on our separate tax returns portions of those credit or loss carryforwards existing as of such date, we will distribute to Cypress the tax effect, estimated to be 40% for federal and state income tax purposes, of the amount of such tax loss carryforwards so utilized, and the amount of any credit carryforwards so utilized. We will distribute these amounts to Cypress in cash or in our shares, at Cypress’s option. As of December 28, 2008, we had $44.0 million of federal net operating loss carryforwards and approximately $73.5 million of California net operating loss carryforwards. Such potential future payments to Cypress, which would be made over a period of several years, would therefore aggregate approximately $18.7 million.

The majority of these net operating loss carryforwards were created by employee stock transactions. Because there is uncertainty as to the realizability of these loss carryforwards, the portion created by employee stock transactions are not reflected on our Consolidated Balance Sheets.

We will continue to be jointly and severally liable for any tax liability as governed under federal, state and local law during all periods in which we are deemed to be a member of the Cypress consolidated or combined group. Accordingly, although the tax sharing agreement allocates tax liabilities between Cypress and all its consolidated subsidiaries, for any period in which we were included in Cypress’s consolidated group, we could be liable in the event that any federal tax liability was incurred, but not discharged, by any other member of the group.

We will continue to be jointly and severally liable to Cypress until the statute of limitations run for all years where we joined in the filing of tax returns with Cypress. If Cypress experiences adjustments to their tax liability pursuant to tax examinations, we may incur an incremental liability.

Subject to certain caveats, Cypress has obtained a ruling from the Internal Revenue Service (“IRS”) to the effect that the distribution by Cypress of our class B common stock to Cypress stockholders qualified as a tax-free distribution under Section 355 of the Internal Revenue Code (“Code”). Despite such ruling, the distribution may nonetheless be taxable to Cypress under Section 355(e) of the Code if 50% or more of our voting power or economic value is acquired as part of a plan or series of related transactions that includes the distribution of our stock. The tax sharing agreement includes our obligation to indemnify Cypress for any liability incurred as a result of issuances or dispositions of our stock after the distribution, other than liability attributable to certain dispositions of our stock by Cypress, that cause Cypress’s distribution of shares of our stock to its stockholders to be taxable to Cypress under Section 355(e) of the Code.

The tax sharing agreement further provides for cooperation with respect to tax matters, the exchange of information and the retention of records which may affect the income tax liability of either party. Disputes arising between Cypress and us relating to matters covered by the tax sharing agreement are subject to resolution through specific dispute resolution provisions contained in the agreement.

In connection with Cypress’ spin-off of its shares of our class B common stock, we and Cypress, on August 12, 2008, entered into an Amendment No. 1 to Tax Sharing Agreement (“Amended Tax Sharing Agreement”) to address certain transactions that may affect the tax treatment of the spin-off and certain other matters.

Under the Amended Tax Sharing Agreement, we are required to provide notice to Cypress of certain transactions that could give rise to our indemnification obligation relating to taxes resulting from the application of Section 355(e) of the Code or similar provision of other applicable law to the spin-off as a result of one or more acquisitions (within the meaning of Section 355(e)) of our stock after the spin-off. An acquisition for these purposes includes any such acquisition attributable to a conversion of any or all of our class B common stock to class A common stock or any similar recapitalization transaction or series of related transactions (a “Recapitalization”). We are not required to indemnify Cypress for any taxes which would result solely from (A) issuances and dispositions of our stock prior to the spin-off and (B) any acquisition of our stock by Cypress after the spin-off.

Under the Amended Tax Sharing Agreement, we also agreed that, for a period of 25 months following the spin-off, we will not (i) effect a Recapitalization or (ii) enter into or facilitate any other transaction resulting in an acquisition (within the meaning of Section 355(e) of the Code) of our stock without first obtaining the written consent of Cypress; provided, we are not required to obtain Cypress’s consent unless such transaction (either alone or when taken together with one or more other transactions entered into or facilitated by us consummated after August 4, 2008 and during the 25-month period following the spin-off) would involve the acquisition for purposes of Section 355(e) of the Code after August 4, 2008 of more than 25% of our outstanding shares of common stock. In addition, the requirement to obtain Cypress’s consent does not apply to (A) any acquisition of our stock that will qualify under Treasury Regulation Section 1.355-7(d)(8) in connection with the performance of services, (B) any acquisition of our stock for which we furnish to Cypress prior to such acquisition an opinion of counsel and supporting documentation, in form and substance reasonably satisfactory to Cypress (a “Tax Opinion”), that such acquisition will qualify under Treasury Regulation Section 1.355-7(d)(9), (C) an acquisition of our stock (other than involving a public offering) for which we furnish to Cypress prior to such acquisition a Tax Opinion to the effect that such acquisition will qualify under the so-called “super safe harbor” contained in Treasury Regulation Section 1.355-7(b)(2) or (D) the adoption by us of a standard stockholder rights plan. We further agreed that we will not (i) effect a Recapitalization during the 36 month period following the spin-off without first obtaining a Tax Opinion to the effect that such Recapitalization (either alone or when taken together with any other transaction or transactions) will not cause the spin-off to become taxable under Section 355(e), or (ii) seek any private ruling, including any supplemental private ruling, from the IRS with regard to the spin-off, or any transaction having any bearing on the tax treatment of the spin-off, without the prior written consent of Cypress.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors serves as the representative of the Board of Directors with respect to its oversight of:

•	our accounting and financial reporting processes and the audit of our financial statements;

•	the integrity of our financial statements;

•	our internal controls;

•	our compliance with legal and regulatory requirements and efficacy of and compliance with our corporate policies;

•	the independent registered public accounting firm’s appointment, qualifications and independence; and

•	the performance of our internal audit function.

The Audit Committee also reviews the performance of our independent registered public accounting firm, PricewaterhouseCoopers LLP, in the annual audit of financial statements and in assignments unrelated to the audit, and reviews the independent registered public accounting firm’s fees.

The Audit Committee provides the Board such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board. The Audit Committee reviews our financial disclosures, and meets privately, outside the presence of our management, with our independent registered public accounting firm. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in our Annual Report on Form 10-K for our fiscal year ended December 28, 2008 with management, including a discussion of the quality and substance of the accounting principles, the reasonableness of significant judgments made in connection with the audited financial statements, and the clarity of disclosures in the financial statements. The Audit Committee reports on these meetings to our Board of Directors.

Our management has primary responsibility for preparing our financial statements and for our financial reporting process. In addition, our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing an opinion on the conformity of our financial statements to generally accepted accounting principles, and on the effectiveness of our internal control over financial reporting.

The Audit Committee reports as follows:

(1) The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2008 with our management.

(2) The Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T).

(3) The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board, and has discussed with PricewaterhouseCoopers LLP its independence, including whether PricewaterhouseCoopers LLP’s provision of non-audit services to us is compatible with its independence.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee (or its Chair pursuant to delegated authority) of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that fiscal year, the Audit Committee (or its Chair pursuant to delegated authority) must approve the specific service before the independent registered public accounting firm is engaged to perform such services for us.

Based on the review and discussion referred to in items (1) through (3) above, the Audit Committee recommended to our Board of Directors, and the Board approved, the inclusion of our audited financial statements in our Annual Report on

Form 10-K for the fiscal year ended December 28, 2008, as filed with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2009.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

W. Steve Albrecht, Chair
Betsy S. Atkins
Thomas R. McDaniel
Pat Wood III

COMPENSATION COMMITTEE REPORT

The following report has been submitted by the Compensation Committee of the Board of Directors:

The Compensation Committee of the Board of Directors has reviewed and discussed our Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our definitive proxy statement on Schedule 14A for our 2009 Annual Meeting, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 28, 2008, each as filed with the Securities and Exchange Commission.

The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A promulgated by the Commission or Section 18 of the Securities Exchange Act of 1934.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Betsy S. Atkins, Chair
W. Steve Albrecht
Uwe-Ernst Bufe
Pat Wood III

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2008.

2008 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)(4)	Total ($)
W. Steve Albrecht	50,000	253,934	135,912	439,846
Betsy S. Atkins	101,008	253,934	145,365	500,307
Uwe-Ernst Bufe	17,500	39,670	—	57,170
Thomas R. McDaniel(5)	—	—	—	—
T.J. Rodgers	—	735,520	—	735,520
Pat Wood III	94,556	253,934	136,170	484,660

(1)	These amounts are the amounts of compensation cost recognized during fiscal 2008 for financial reporting purposes related to stock awards (including restricted stock and restricted stock units) made during fiscal 2008 and prior years, excluding the effect of certain forfeiture assumptions. See Note 16 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 28, 2008 for details as to the assumptions used to determine the fair value of the stock awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” in our Annual Report for the fiscal year ended December 28, 2008. The entire grant date fair value (partially expensed in fiscal 2008) of the restricted stock units issued to the non-employee directors in 2008 was as follows: Mr. Albrecht, $329,200; Ms. Atkins, $329,200; Dr. Bufe, $503,316; Mr. Wood, $329,200; and Mr. Rodgers, $823,000.
(2)	The table below summarizes the number of restricted stock units held by each of the non-employee directors as of December 28, 2008.

Non-Employee Director	Restricted Stock Units(#)
W. Albrecht	2,000
B. Atkins	2,000
U. Bufe	6,600
T. McDaniel	—
T. Rodgers	5,000
P. Wood, III	2,000

(3)	These amounts are the amounts of compensation cost recognized during fiscal 2008 for financial reporting purposes related to option awards made during fiscal 2007 and prior years, excluding the effect of certain forfeiture assumptions. No options were awarded to non-employee directors during fiscal 2008. See Note 16 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 28, 2008 for details as to the assumptions used to determine the fair value of the option awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” in our Annual Report for the fiscal year ended December 28, 2008.
(4)	The table below summarizes the number of shares underlying options held by each of the non-employee directors as of December 28, 2008.

Non-Employee Director	Options(#)
W. Albrecht	33,000
B. Atkins	20,798
U. Bufe	—
T. McDaniel	—
T. Rodgers	—
P. Wood, III	48,000

(5)	Mr. McDaniel joined the Board of Directors in February 2009.

Director Cash Compensation

We pay each of our non-employee directors an annual retainer equal to $25,000. We also pay each non-employee director an annual retainer equal to $5,000 for each committee on which he or she serves, unless he or she serves as chair of the committee. We pay each non-employee director an annual retainer equal to $15,000 for each committee on which he or she serves as chair. We also reimburse non-employee directors for expenses incurred in attending Board and committee meetings. Ms. Atkins and Messrs. Albrecht and Wood each received the standard fees for the services on the Board during 2008. Dr. Bufe received a pro rata portion of the standard fees for 2008 because he joined the Board in June 2008. Mr. McDaniel joined the Board in 2009 and therefore received no fees in 2008. Mr. Rodgers did not receive any cash compensation for his services on our Board of Directors. In addition to the standard retainers, we paid $51,008 and $44,556 to Ms. Atkins and Mr. Wood, respectively, for services on special committees.

Director Equity Awards

Upon Joining Board. Under the terms of our Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan, we automatically award 6,600 restricted stock units to each director upon his or her joining the Board and

10,000 restricted stock units to a director first appointed to serve as Chairman of the Board, with such awards vesting ratably over a five-year period from the date of grant. No additional equity grants are awarded in connection with service on committees. During fiscal 2008, Dr. Bufe received a grant of 6,600 restricted stock units upon his joining the Board. During 2009, Mr. McDaniel received a grant of 6,600 restricted stock units in 2009 upon his joining the Board.

Annual Awards. Under the terms of our Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan, on the first business day after each annual meeting of stockholders, we award 4,000 restricted stock units to each director other than the Chairman of the Board and 10,000 restricted stock units to the Chairman of the Board, if the director has served for at least six months prior to the annual meeting. Such awards vest quarterly over a one-year period from the date of grant. No additional grants are awarded in connection with service on committees. During fiscal 2008, Ms. Atkins and Messrs. Albrecht and Wood each received an award of 4,000 restricted stock units, and Mr. Rodgers received an award of 10,000 restricted stock units. Mr. Rodgers engages in certain management activities in addition to participating in board meetings, including among other things participating in periodic technology reviews and oversight, and other management activities. In March 2009, the Compensation Committee reviewed director compensation under existing provisions of our Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan, in light of current market conditions and the appropriate role of a Chairman of the Board of Directors. The Compensation Committee determined that the automatic grants to the Chairman should be reduced from 10,000 to 8,000 restricted stock units upon first appointment to the role and following each annual meeting of stockholders. Based on the Compensation Committee’s recommendation, the Board of Directors approved the proposed amendment, and the reduced award amount shall be effective as of the Annual Meeting of Stockholders to be held on May 8, 2009.

EXECUTIVE OFFICERS

Certain information, as of March 10, 2009, regarding each of our executive officers is set forth below.

Name	Age	Position
Thomas H. Werner	49	Chief Executive Officer
Dennis V. Arriola	48	Senior Vice President and Chief Financial Officer
Bruce R. Ledesma	41	General Counsel and Corporate Secretary
Marty T. Neese	46	Chief Operating Officer
Douglas J. Richards	50	Vice President, Human Resources & Corporate Services
Daniel S. Shugar	45	President, SunPower Corporation, Systems
Richard M. Swanson	63	President and Chief Technical Officer, SunPower Corporation
Howard J. Wenger	49	President, Global Business Units

Mr. Thomas H. Werner has served as our Chief Executive Officer and a member of our Board since 2003. Prior to joining SunPower, from 2001 to 2003, Mr. Werner served as Chief Executive Officer of Silicon Light Machines, Inc., an optical solutions subsidiary of Cypress Semiconductor Corporation. From 1998 to 2001, Mr. Werner was Vice President and General Manager of the Business Connectivity Group of 3Com Corp., a network solutions company. Mr. Werner currently serves as a board member of Cree, Inc. and the Silicon Valley Leadership Group.

Mr. Dennis V. Arriola has served as our Senior Vice President and Chief Financial Officer since November 2008. From 2006 to November 2008, Mr. Arriola served as Vice President and Chief Financial Officer of San Diego Gas & Electric and Southern California Gas Company, Sempra Energy’s California regulated utilities. From 2001 to 2006, Mr. Arriola served as Vice President of Communications and Investor Relations for Sempra Energy. From 1998 to 2001, he was Sempra’s Regional President and General Manager, South American Operations. From 1994 to 1998, he was Vice President and Treasurer for Pacific Enterprises/Southern California Gas Company. Mr. Arriola formerly served as a trustee for the Tomás Rivera Policy Institute in Los Angeles, and also as a member of the board of directors of the San Diego Symphony.

Mr. Bruce R. Ledesma has served as our General Counsel and Corporate Secretary since January 2007. From 2005 to 2007 Mr. Ledesma served as General Counsel of PowerLight Corporation. From 2002 to 2004 Mr. Ledesma served as the Executive Vice President and General Counsel of Barra, Inc., a financial risk management company. From 2000 to 2002 Mr. Ledesma served as Vice President of Barra Ventures and, from 1998 to 2000, he was Barra’s Associate General Counsel. From 1993 to 1998, Mr. Ledesma practiced as a corporate attorney for Latham & Watkins LLP. Mr. Ledesma currently serves as a board member of Tahoe-Baikal Institute, a nonprofit organization.

Mr. Marty T. Neese has served as our Chief Operating Officer since June 2008. From October 2007 to June 2008, Mr. Neese served as Executive Vice President, Worldwide Operations of Flextronics International Ltd., a manufacturing services company. From September 2004 to October 2007, Mr. Neese served in a variety of senior management positions at Solectron Corporation, a manufacturing services company, most recently as its Executive Vice President, Worldwide Operations. From September 2000 to September 2004 Mr. Neese served in various management roles, most recently as Vice President, Program Management and Sales Operations of Sanmina-SCI, an EMS provider of end-to-end manufacturing solutions.

Mr. Douglas J. Richards has served as our Vice President, Human Resources and Corporate Services since September 2007. From 2006 to 2007, Mr. Richards was Vice President of Human Resources and Administration for SelectBuild, a construction services company and a wholly-owned subsidiary of BMHC, and from 2000 to 2006, Mr. Richards was Senior Vice President of Human Resources and Administration for BlueArc, a provider of high performance unified network storage systems to enterprise markets.

Mr. Daniel S. Shugar has served as President of our subsidiary SunPower Corporation, Systems (formerly known as PowerLight Corporation), a position he held since January 2007, when we acquired PowerLight Corporation. In March 2009, Mr. Shugar began a previously announced leave of absence expected to continue nine to twelve months so that he can pursue personal interests. Mr. Shugar joined PowerLight in January 1996. Prior to entering the photovoltaics industry, he worked for the Pacific Gas & Electric Company, where he managed PG&E’s Solar Projects research group after several years of transmission planning and substation operations. Mr. Shugar also serves as a member of the Board of Trustees of the American Solar Energy Society.

Dr. Richard M. Swanson co-founded SunPower Corporation in 1985. He has served as our President and Chief Technical Officer since 2003. Prior to his current position, Dr. Swanson served as our Chief Executive Officer and President from 1991 to 2003 and our Vice President and Director of Technology from 1990 to 1991. From 1976 to 1991, Dr. Swanson served as a professor of electrical engineering at Stanford University.

Mr. Howard J. Wenger has served as our President, Global Business Units since August 2008, prior to which he served as our Senior Vice President, Global Business Units since February 2008, and as our Vice President, Global Business Units since January 2007. From 2003 to 2007, Mr. Wenger served as Executive Vice President and a member of the board of directors for PowerLight Corporation, a solar system integration company that we acquired in January 2007 and later renamed SunPower Corporation, Systems. From 2000 to 2003, he was Vice President, North American Business of AstroPower Inc., a solar power manufacturer and system provider. From 1998 to 2000 Mr. Wenger was the Director, Grid-Connected Business, for AstroPower. From 1993 to 1998 Mr. Wenger co-founded and managed Pacific Energy Group, a solar power consulting firm, and, from 1989 to 1993, Mr. Wenger worked for the Pacific Gas & Electric Company, a utility company in northern California, in both photovoltaic research and strategic planning.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis provides an overview of our compensation policies with respect to compensation paid to each of the named executive officers during the fiscal year ended December 28, 2008. The Compensation Committee of the Board of Directors determined each element of their compensation. For 2008, the Compensation Committee established a total compensation target at or above the 50th percentile of a peer group of companies. In each instance, the cash compensation—base salary in particular—was set at or slightly below the 50th percentile, and compensation opportunities under incentive plans were set between the 50th and 75th percentiles so that a significant portion of the executive officers’ total compensation depended upon actual corporate and individual performance. For example, our Chief Executive Officer’s base salary was set at approximately the 25th percentile for fiscal 2008, while his performance-based cash bonus targets and performance-based equity award target were set at approximately the 75th percentile. The Compensation Committee determined that tying a significant portion of compensation to performance was consistent with rewarding individuals who contributed to increased long-term value for stockholders. Consistent with this philosophy and as a result of our missing certain corporate financial targets during the fourth fiscal quarter of 2008, our named executive officers received no payouts under our 2008 Quarterly Bonus Program. During fiscal 2008, we also entered into change of control agreements with the named executive officers that generally entitle named executive officers, other than our Chief Executive Officer, to payments and accelerated vesting only in connection with change of control scenarios. In addition, we adopted a severance plan for our named executive officers and other key employees that provides limited severance and no accelerated vesting, avoiding any potential windfall to executive officers without delivering long-term value to stockholders.

Named Executive Officers

As reported in this proxy statement, our named executive officers for fiscal 2008 consist of the seven individuals listed in the table below.

Name	Title
Thomas H. Werner	Chief Executive Officer
Dennis V. Arriola	Senior Vice President and Chief Financial Officer
Thomas L. Dinwoodie	Founder and Chief Technology Officer, SunPower Corporation, Systems
Emmanuel T. Hernandez	Vice President, Finance and former Chief Financial Officer
Bruce R. Ledesma	General Counsel and Corporate Secretary
Daniel S. Shugar	President, SunPower Corporation, Systems
Howard J. Wenger	President, Global Business Units

General Philosophy and Objectives

For fiscal 2008, we designed and implemented a compensation program designed primarily to reward our named executive officers for positive financial performance and achievement of corporate objectives consistent with increasing long-term stockholder value. Our compensation program was premised on the following primary goals:

•	aligning executive compensation with business objectives and performance,

•	enabling us to attract, retain and reward executive officers who contribute to our long-term success,

•	attracting and retaining the best people in the industry, and

•	providing additional long-term incentives to officers and employees to work to maximize stockholder value.

The Compensation Committee of our Board of Directors is responsible for managing compensation of our executive officers, including the named executive officers, consistent with our primary goals. The Compensation Committee consists entirely of independent directors in accordance with applicable listing standards of the Nasdaq Global Markets and Section 162(m) of the Internal Revenue Code. The Compensation Committee annually reviews and, as necessary and appropriate, adjusts each executive officer’s compensation. The Compensation Committee decided to offer our named executive officers total compensation opportunities at or above the 50th percentile of our peer group of companies during fiscal 2008. When determining appropriate compensation for executive officers, the Compensation Committee considered advice of independent compensation consultants, recommendations from management and internal compensation specialists, and practices of companies within our peer group.

Benchmarking

The Compensation Committee retained Radford Surveys + Consulting, a business unit of Aon Corporation, or Radford, a compensation consulting firm, to identify and maintain a list of our peer group of companies. Due to the relative youth of the solar industry in 2008, however, Radford provided information regarding compensation programs at certain semiconductor and capital equipment companies with annual revenue between $1 billion and $3 billion and headquarters in northern California. The Compensation Committee also asked Radford to include companies that we identified as among our peer group, which we believed most closely matched our core business. The companies included in our peer group are listed below.

• Altera	• LSI Logic

• Atmel	• National Semiconductor

• Coherent	• Novellus Systems

• Cypress Semiconductor Corporation	• Omnivision Technologies

• Evergreen Solar	• Palm

• First Solar	• Plantronics

• Harris Stratex Networks	• Polycom

• Integrated Device Technology	• Spansion

• JDS Uniphase	• Verigy US

• Komag	• Vishay – Siliconix

• Lam Research	• Xerox International Partners

• Logitech	• Xilinx

Radford also advised the Compensation Committee in connection with evaluating our compensation practices, developing and implementing our executive compensation program and philosophy, establishing total compensation targets, and setting specific compensation components to reach the determined total compensation targets. With respect to each company in our peer group, Radford provided compensation data including base salaries, cash bonus awards as a percentage of base salaries, total cash compensation, and equity awards.

Compensation Components

The Compensation Committee allocated total compensation among various elements including base salary, discretionary cash bonus awards, performance-based cash bonus awards, time-based equity awards, performance-based equity awards, and perquisites and other compensation. The table below provides an overview of each element of compensation and is followed by a further discussion of such elements.

Compensation Component	Objective and Basis	Form
Base salary	Provide base compensation that is competitive for each role	Cash

Discretionary cash bonus awards	Attract top executive talent from other companies	Cash

Performance-based cash bonus awards	Short term incentive to drive company performance and align executives interests with stockholders’ interests	Cash

Time-based equity awards	Long-term incentive to align executives interests with stockholders’ interests; retain executives through long-term vesting and potential wealth accumulation	Restricted stock units; options

Performance-based equity awards	Long-term incentive to drive company performance and align executives interests with stockholders’ interests; retain executives through long-term vesting and potential wealth accumulation	Restricted stock units

Perquisites and other compensation	Provide standard compensation arrangements as discussed below	Various

The relative proportion of each element was based on the Compensation Committee’s comparison of compensation that we offered our executive officers against compensation offered by our peer group companies to their executive officers, the tax and accounting consequences of certain types of equity compensation when determining compensation packages, and a desire to allocate a higher proportion of total compensation through performance-based equity incentive awards.

Base Salary. For fiscal 2008, we established base salaries for our executives based on the scope of their responsibilities, and took into account competitive market compensation paid by companies in our competitive peer group for similar positions. Generally, we believed that base salaries for executive officers should be targeted at or below the 50th percentile of the range of salaries for executive officers in similar positions and with similar responsibilities at comparable companies in line with our compensation philosophy in order to best attract, retain and equitably reward our executives. However, we established the Chief Executive Officer’s base salary at the 25th percentile and increased the other compensation components to set his total compensation target at or above the 50th percentile.

We review base salaries annually, and adjust base salaries from time to time to realign salaries with market levels, based on the information provided by Radford, after taking into account an individual’s prior performance experience, criticality of position and expected future performance. Our Compensation Committee approves the employee salary for our Chief Executive Officer, and for each named executive officer below the Chief Executive Officer level based on the Chief Executive Officer’s recommendation.

Based on information presented to our Compensation Committee by Radford regarding market ranges for salaries at peer group companies, we believe we set our named executive officers’ base salaries, other than the Chief Executive’s base salary, at approximately the 50th percentile of our peer group of companies, and adjusted based on a person’s performance during the past year, criticality of position, and expected future performance. As a result, we believe that we compensated our named executive officers equitably in 2008 when compared to competitive or similar companies. The table below sets forth the salaries in effect in fiscal 2007 compared against fiscal 2008 for each of our named executive officers.

Name	2007 Base Salary	2008 Base Salary(1)
Thomas H. Werner	323,000	360,000
Dennis V. Arriola(2)	—	425,000
Thomas L. Dinwoodie	243,300	250,000
Emmanuel T. Hernandez	310,000	330,000
Bruce R. Ledesma	225,000	250,000
Daniel S. Shugar	243,300	260,000
Howard J. Wenger(3)	232,500	310,000

(1)	Named executive officers’ base salaries were adjusted on April 1, 2008.
(2)	Mr. Arriola joined us on November 10, 2008.
(3)	Mr. Wenger’s salary increased from $232,500 to $275,000 on April 1, 2008 and, in connection with his promotion to President, Global Business Units, from $275,000 to $310,000 on August 18, 2008.

Discretionary Cash Bonus Awards. During 2008 we continued our principle of providing short-term cash bonus awards only in limited circumstances and instead emphasized performance-based cash awards. We believe performance-based cash awards align officers’ interests with stockholders’ interests. The only discretionary short-term cash bonus award granted to a named executive officer during 2008 was a $300,000 sign-on bonus for Mr. Arriola in connection with our hiring him in November 2008. This bonus was granted principally as a recruitment incentive and as a means of compensating Mr. Arriola for his foregoing a bonus opportunity at his prior employer.

Performance-Based Cash Bonus Awards. Rather than institute a discretionary cash bonus program for our named executive officers, we adopted two performance-based cash bonus plans during fiscal 2008. The first such plan is our Annual Key Employee Bonus Plan, under which we adopted a 2008 program we refer to as our 2008 Annual Bonus Program. The second such plan is our Key Employee Quarterly Key Initiative Bonus Plan, under which we adopted a 2008 program we refer to as our 2008 Quarterly Bonus Program. These plans provide performance-based cash bonus awards that align executive compensation with business objectives and performance.

While we set base salaries for our executive officers at or slightly below the 50th percentile, we relied on performance-based cash bonus awards to establish a target of total cash compensation between the 50th and 75th percentiles. In doing so, we recognized that this made our bonus targets higher than the median bonus programs among our peer group. We believed this to be necessary to achieve our goals of attracting, retaining and motivating our executive officer team. For each individual, a target bonus was established between the 50th and 75th percentile, and adjusted based on a person’s performance during the past year, criticality of position, and expected future performance. However, to more directly align the interests of our executive officers with increasing long-term stockholder value, we allocated two-thirds of an individual’s aggregate annual target bonus awards under the 2008 Annual Bonus Program and only one-third under the 2008 Quarterly Bonus Program. Our Compensation Committee approved the individual bonus program incentive level for our Chief Executive Officer, and for each named executive officer below the Chief Executive Officer level based on the Chief Executive Officer’s recommendations. The table below summarizes the total target payout, including awards under the 2008 Annual Bonus Program and the 2008 Quarterly Bonus Program, as a percentage of annual base salary, for each named executive officer during fiscal 2007 and fiscal 2008, and the allocation between the 2008 Annual Bonus Program and the 2008 Quarterly Bonus Program. The target payouts under the 2008 Annual Bonus Program were effective as of the beginning of the fiscal year while the target payouts under the 2008 Quarterly Bonus Program were effective as of the beginning of the quarter following approval by the Compensation Committee.

Name	2007 Total Target Payout (including Annual and Quarterly Programs) as Percentage of Annual Salary(%)	2008 Total Target Payout (including Annual and Quarterly Programs) as Percentage of Annual Salary(%)	2008 Quarterly Bonus Program Target Payout as Percentage of Annual Salary(%)	2008 Annual Bonus Program Target Payout as Percentage of Annual Salary(%)
Thomas H. Werner	80	200	66.7	133.3
Dennis V. Arriola(1)	—	70	23.3	46.7
Emmanuel T. Hernandez	80	80	26.7	53.3
Thomas L. Dinwoodie	50	50	16.7	33.3
Bruce R. Ledesma	50	50	16.7	33.3
Daniel S. Shugar	50	50	16.7	33.3
Howard J. Wenger(2)	50	80	26.7	53.3

(1)	Mr. Arriola, who joined us on November 10, 2008, was ineligible to participate in our bonus plans during 2007 and 2008.
(2)	Mr. Wenger’s total target bonus increased from 50% to 70% on April 1, 2008 and, in connection with his promotion to President, Global Business Units, from 70% to 80% on August 18, 2008.

Both the 2008 Annual Bonus Program and the 2008 Quarterly Bonus Program included formulas that calculate actual bonus payments to named executive officers. Payouts under our 2008 Annual Bonus Program required our achieving certain corporate milestones, consisting of annual revenue and profit before tax targets. Payouts under our 2008 Quarterly Bonus Program required our achieving certain corporate milestones, including quarterly revenue and profit before tax targets, as well as the individual achieving personal milestones. The corporate milestones were selected after considering our history of growth and then-current expectations regarding our future growth, as well as potential challenges in achieving such future growth. The corporate milestones were intended to constitute a challenging goal, without any certainty of achievement, that would benefit stockholders and thereby justify compensating the named executive officers accordingly.

Awards under the 2008 Annual Bonus Program were formula-driven and were assessed at the end of the fiscal year based on our attainment of revenue and profit before tax targets for the year. The Compensation Committee approved our annual revenue and profit before tax targets at the beginning of fiscal 2008. We exceeded our revenue and profit before tax goals for 2008, and awards were paid in February 2009. Such bonus payments are reflected in the 2008 Non-Equity Incentive Plan Tables below in “Executive Compensation” and a discussion of applicable targets and results follows.

Awards under the 2008 Quarterly Plan were also formula-driven and were assessed following the end of each fiscal quarter. The Compensation Committee approved our quarterly revenue and profit before tax targets at the beginning of each fiscal quarter. We exceeded our revenue and profit before tax goals for the first three fiscal quarters during 2008 but failed to meet the targets in the fourth fiscal quarter. Actual payments were adjusted based on each individual’s attainment of personal milestones. Bonuses were paid only for performance during the first three quarters under the 2008 Quarterly Bonus Program because we did not achieve our corporate milestones under the 2008 Quarterly Bonus Program for the fourth fiscal quarter. Such bonus payments are reflected in the 2008 Non-Equity Incentive Plan Tables below in “Executive Compensation” and a discussion of applicable targets and results follows.

In addition to the 2008 Annual Bonus Program and 2008 Quarterly Bonus Program, we offered cash payments to all employees, including our named executive officers, under our patent award program. The patent award program entitles employees to pre-determined cash bonus payments upon achievement of specific milestones, including filing patent applications with and obtaining patent approval from the U.S. Patent and Trademark Office. During 2008, Messrs. Dinwoodie and Shugar both earned payments under the patent award program.

Time-Based and Performance-Based Equity Awards. Our Compensation Committee believes that long-term company performance is best achieved through an ownership culture that encourages long-term performance by our executive officers through the use of equity-based awards. Our Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares, and other stock-based awards. Consistent with our goal to attract, retain and reward the best available talent, and in light of our setting our total direct compensation at or above the 50th percentile of our peer group of companies, we targeted long-term equity awards at the 75th percentile of our peer group of companies, and adjusted each award based on a person’s performance during the past year, value of unvested versus vested equity grants from prior years, criticality of position, and expected future performance. Actual equity awards consisted of a mix of one-third time-based equity awards and two-thirds performance-based equity awards.

Since 2007, our Compensation Committee has standardized equity compensation ranges for our executive officers based on position and applicable targets. However, because our class A common stock has experienced a volatile trading history, our Compensation Committee reviewed its trading patterns quarterly during 2008 and adjusted equity award tables used by the Compensation Committee and management in granting equity awards to the executive officers and employees. If the value of our class A common stock had changed by more than 30% from when the equity award table was last set, the Compensation Committee increased or decreased the range of equity awards accordingly so that named executive officers and other employees would be granted a number of equity awards valued consistently with the Compensation Committee’s predetermined targets for equity compensation.

Time-based equity awards were used principally as a retention tool during 2008. In connection with our annual review of executive officer compensation, we awarded restricted stock units and in certain cases options to purchase shares of our class A common stock to named executive officers in 2008. Such awards generally vest ratably over a three-year period from the applicable date of grant. Because Mr. Werner had not received any equity awards since our initial public offering in 2005, the Compensation Committee granted to him a special award of 10,000 restricted stock units that vested immediately upon grant in January 2008. For more information on such grants, please see “2008 Grants of Plan-Based Awards Table” below.

Performance-based equity awards were used principally as incentive compensation during 2008. In connection with our annual review of executive officer compensation in January 2008, we established certain corporate milestones, consisting of annual revenue and profit before tax targets, and a formula under which actual awards would be calculated after completion of the 2008 fiscal year. The corporate milestones were selected after considering our history of growth and then-current expectations regarding our future growth, as well as potential challenges in achieving such future growth. The corporate milestones were intended to constitute a challenging goal, without any certainty of achievement, that would benefit stockholders and thereby justify compensating the named executive officers accordingly. Based on achievement of the corporate milestones, our named executive offices received restricted stock units that generally vest ratably over a three-year period. For more information on such grants, please see “2008 Grants of Plan-Based Awards Table” below.

Perquisites and Other Compensation. Perquisites were not a material portion of the overall compensation program for our executives in 2008. We provided certain perquisites and other personal benefits, such as health, vision, and life insurance, which are generally available to all employees. In addition, we permitted Messrs. Dinwoodie and Wenger to have personal use of a vehicle leased by the company for business purposes. We also provided matching contributions to the 401(k) accounts of Messrs. Dinwoodie, Ledesma, Shugar, and Wenger. Such matching contributions are a continuation of the benefits program of PowerLight Corporation that existed before our acquisition of PowerLight in January 2007, and remained generally available to all employees of that subsidiary during 2008. For fiscal 2009, we adopted a new 401(k) plan and offer matching contributions to all eligible employees, including our named executive officers. We also agreed to reimburse Mr. Arriola for legal expenses incurred in connection with review of his employment agreement and relocation expenses incurred in connection with his joining us and relocating from San Diego to the San Francisco Bay Area. We anticipate incurring these costs in 2009.

Pension Benefits. None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation. None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employment Agreements and Severance Arrangements

During fiscal 2008 we reviewed our existing employment agreements and severance obligations in light of industry practices. Previously, we had entered into limited agreements with our named executive officers. Certain individuals who had joined us in connection with our acquisition of PowerLight in 2007 entered into employment agreements with us that entitled them to benefits in certain cases of employment termination. Other individuals were entitled to limited severance benefits set forth in their original offer letters. Based on advice from Radford, we undertook to standardize our employment practices and severance benefits for executive officers in 2008 and accordingly established a form of change of control agreement that was executed with each named executive officer. Generally, the agreements entitle named executive officers to certain calculated payments tied to base salary and bonus targets and accelerated vesting of their outstanding equity awards, but only in connection with change of control scenarios, except in the case of the Chief Executive Officer who receives accelerated vesting of outstanding equity awards even if terminated without cause or if he resigns for good reason without a change of control having occurred. We also adopted a severance plan entitled “Management Career Transition Plan” that entitles our named executive officers and other key employees to certain calculated payments tied to base salary and bonus targets, if termination of employment occurs without a change of control having occurred. The severance plan does not entitle any of the plan participants to accelerated vesting of outstanding equity awards. The Compensation Committee believed that officers who were terminated outside of a change of control context should not receive a potential windfall of accelerated equity awards without delivering an increase in long-term value to stockholder. Unique provisions were included in certain agreements, but the Compensation committee believes the agreements and Management Career Transition Plan provide benefits that are consistent with industry practice. For more information about the named executive officers’ new employment agreements and the Management Career Transition Plan, please see “Employment Agreements and Potential Payments Upon Termination or Change of Control” below.

Section 162(m) Treatment Regarding Performance-Based Equity Awards

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, a public company is generally denied deductions for compensation paid to the Chief Executive Officer and the next four most highly compensated executive officers to the extent the compensation for any such individual exceeds one million dollars for the taxable year. Our Compensation Committee intends to preserve the deductibility of compensation payable to our executives, although deductibility will be only one among a number of factors considered in determining appropriate levels or modes of compensation.

Indemnification of Officers and Directors

Under Article VIII of our Amended and Restated Certificate of Incorporation and Article 6 of our Restated Bylaws, we will indemnify our directors, officers, employees and other agents to the maximum extent allowed under Delaware corporate law. Delaware corporate law generally provides for officers, directors and other corporate agents to be indemnified in situations including under certain circumstances for liabilities (including reimbursement for expenses) arising under the Securities Act of 1933, as amended. We have entered into agreements with our directors and officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers of SunPower Corporation and its subsidiaries to the fullest extent permitted by law. We have been informed, however, that it is the Securities and Exchange Commission’s position that if we indemnify our directors, officers or persons controlling us for liabilities arising under the Securities Act, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Other Disclosures

We do not maintain any equity or other security ownership guidelines or requirements for our executives. We do not have a policy regarding adjustment or recovery of awards or payments if the relevant performance goals or measures upon which they are based are restated or otherwise adjusted so that awards or payments are reduced.

EXECUTIVE COMPENSATION

Compensation of Named Executive Officers

The table below entitled “Summary Compensation Table” quantifies the value of the different forms of compensation of each of the named executive officers for services rendered during fiscal 2008 and, with respect to certain named executive officers, fiscal 2007 and fiscal 2006. For fiscal 2008, our named executive officers consisted of our Chief Executive Officer, two individuals who served as our Chief Financial Officer during 2008, three most highly compensated individuals who served as executive officers as of December 28, 2008, and one highly compensated individual who served as an executive officer during 2008 but who was not serving as an executive officer as of December 28, 2008. Messrs. Dinwoodie, Ledesma, and Wenger joined us in January 2007 in connection with our acquisition of PowerLight Corporation; therefore, information regarding their compensation addresses compensation earned by them only thereafter. Mr. Arriola joined us in November 2008; therefore, information regarding his compensation addresses compensation earned by him only thereafter. The primary elements of each named executive officer’s total compensation during 2008 and reported in the table are base salary, sign-on bonus (for Mr. Arriola only), performance-based bonuses under our 2008 Annual Bonus Program and 2008 Quarterly Bonus Program, awards of restricted stock units subject to time-based vesting, awards of options to purchase shares of our class A common stock (for Mr. Arriola only) subject to time-based vesting, and awards of performance-based restricted stock units subject to achievement of corporate milestones and subsequent time-based vesting.

The table entitled “Summary Compensation Table” should be read in conjunction with the tables and narrative descriptions that follow and our Compensation Discussion and Analysis above. The table entitled “2008 Grants of Plan-Based Awards” and the accompanying description of the material terms of the equity awards during 2008 provide information regarding the long-term equity incentives awarded to our named executive officers. The tables entitled “Outstanding Equity Awards at 2008 Fiscal Year-End” and “Option Exercises and Stock Vested” provide further information on the named executive officers’ potential realizable value and actual value realized with respect to their equity awards during fiscal 2008.

2008 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Thomas H. Werner, Chief Executive Officer	2008	362,466	—	3,104,598	160,571	678,915	9,307	4,315,857
	2007	323,000	—	—	212,543	206,092	—	741,635
	2006	315,096	—	—	385,549	198,838	—	899,483

Dennis V. Arriola, Senior Vice President and Chief Financial Officer	2008	57,212	300,000	53,004	23,647	—	12,686	446,549

Thomas L. Dinwoodie, Founder and Chief Technology Officer, SunPower Corporation, Systems	2008	269,261		19,916,205	—	124,333	12,548	20,322,347
	2007	242,997	—	20,638,377	—	90,445	—	20,971,819

Emmanuel T. Hernandez, Vice President, Finance and former Chief Financial Officer(6)	2008	336,533	—	1,015,340	35,039	236,933	6,851	1,630,696
	2007	321,923	—	47,820	241,379	192,197	—	803,319
	2006	307,582	—	—	622,859	176,109	—	1,106,550

Bruce R. Ledesma, General Counsel and Corporate Secretary	2008	251,924		1,436,310	—	115,367	11,592	1,815,193
	2007	221,430	—	445,852	597,396	84,297	—	1,348,975

Daniel S. Shugar, President, SunPower Corporation, Systems	2008	264,874	—	7,938,592	—	123,346	11,754	8,338,566

Howard J. Wenger, President, Global Business Units	2008	285,969	—	3,215,458	—	186,600	5,332	3,693,359
	2007	232,344	—	802,529	1,758,511	85,437	—	2,878,821

(1)	Salary represents actual salary earned during each applicable year, and includes base salary and actual payments for accrued vacation and holidays.
(2)	Excludes the following bonuses paid to Messrs. Dinwoodie, Wenger and Ledesma after our acquisition of PowerLight Corporation in January 2007, based on their performance as officers of PowerLight Corporation during 2006: $32,197, $36,383, and $30,391, respectively. Includes Mr. Arriola’s sign-on bonus paid in November 2008.
(3)

Represents the amounts of compensation cost recognized during the applicable fiscal year for financial reporting purposes related to awards made during fiscal 2008 and prior years, excluding the effect of certain forfeiture assumptions. See Note 16 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 28, 2008 for details as to the assumptions used to determine the fair value of the awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of

Operations—Critical Accounting Policies” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2008. Such compensation costs, with respect to Messrs. Dinwoodie, Ledesma, Shugar and Wenger, also include costs recognized in connection with the lapsing of restrictions previously imposed by equity restriction agreements executed in connection with our acquisition of PowerLight Corporation in 2007. The equity restriction agreements’ restrictions have since lapsed.

(4)	Consists of amounts earned under our 2008 Annual Bonus Program and our 2008 Quarterly Bonus Program. Additional information about non-equity incentive plan compensation earned during fiscal 2008 is set forth below in the 2008 Total Non-Equity Incentive Plan Compensation Table.
(5)	All other compensation consists of the elements summarized in the table below. The value of personal use of a leased car is the pro rata amount of cost incurred by us as estimated by the individual.

Name	Health Benefits	Group Life Insurance	401(k) Match	Relocation	Legal Fees	Personal Use of Leased Car	Total
T. Werner	8,748	559	—	—	—	—	9,307
D. Arriola	—	104	—	6,526	6,056	—	12,686
T. Dinwoodie	8,748	568	2,563	—	—	669	12,548
E. Hernandez	6,066	785	—	—	—	—	6,851
B. Ledesma	8,748	240	2,604	—	—	—	11,592
D. Shugar	8,748	383	2,623	—	—	—	11,754
H. Wenger	540	421	2,623	—	—	1,748	5,332

(6)	Mr. Hernandez resigned as our Chief Financial Officer on November 10, 2008, when Mr. Arriola was appointed our Senior Vice President and Chief Financial Officer.

During 2008, our named executive officers earned plan-based restricted stock units and options to purchase shares of our class A common stock under our Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan. They also earned cash bonus awards under our 2008 Annual Program and our 2008 Quarterly Bonus Program. The following table sets forth information regarding the stock awards and cash bonus awards granted to each named executive officer during 2008.

2008 Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All other Stock	All other Option
Name	Grant Date(2)		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards: Number of Shares of Stock or Units (#)	Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
T. Werner	1/31/08	(3)	—	480,000	960,000	—	—	—	—	—	—	—
	1/31/08	(4)	—	233,833	257,216	—	—	—	—	—	—	—
	5/8/08	(5)	—	—	—	—	33,350	50,025	—	—	—	4,186,092
	1/31/08	(6)	—	—	—	—	—	—	16,650	—	—	1,150,349
	1/31/08	(7)	—	—	—	—	—	—	10,000	—	—	690,900
D. Arriola	11/12/08	(8)	—	—	—	—	—	—	50,000	—	—	1,236,000
	11/12/08	(9)	—	—	—	—	—	—	—	50,000	24.72	735,580
T. Dinwoodie	1/31/08	(3)	—	83,333	166,667	—	—	—	—	—	—	—
	1/31/08	(4)	—	41,388	45,526	—	—	—	—	—	—	—
	5/8/08	(5)	—	—	—	—	5,000	7,500	—	—	—	627,600
	1/31/08	(6)	—	—	—	—	—	—	2,500	—	—	172,725
E. Hernandez	1/31/08	(3)	—	176,000	352,000	—	—	—	—	—	—	—
	1/31/08	(4)	—	86,667	95,333	—	—	—	—	—	—	—
	5/8/08	(5)	—	—	—	—	20,000	30,000	—	—	—	2,510,400
	1/31/08	(6)	—	—	—	—			10,000	—	—	690,900
B. Ledesma	1/31/08	(3)	—	83,333	166,667	—	—	—	—	—	—	—
	1/31/08	(4)	—	40,625	44,688	—	—	—	—	—	—	—
	5/8/08	(5)	—	—	—	—	5,000	7,500	—	—	—	627,600
	1/31/08	(6)	—	—	—	—	—	—	2,500	—	—	172,725
D. Shugar	1/31/08	(3)	—	86,667	173,333	—	—	—	—	—	—	—
	1/31/08	(4)	—	42,638	46,901	—	—	—	—	—	—	—
	5/8/08	(5)	—	—	—	—	6,000	9,000	—	—	—	753,120
	1/31/08	(6)	—	—	—	—	—	—	3,000	—	—	207,270
H. Wenger	1/31/08	(3)	—	165,333	330,667	—	—	—	—	—	—	—
	1/31/08	(4)	—	68,355	75,190	—	—	—	—	—	—	—
	5/8/08	(5)	—	—	—	—	8,000	12,000	—	—	—	1,004,160
	1/31/08	(6)	—	—	—	—	—	—	4,000	—	—	276,360

(1)	Additional information about estimated future payouts under non-equity incentive plan awards is set forth below in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards Table.”
(2)	The possible payouts under equity incentive plan awards represent performance-based restricted stock units. The Compensation Committee of our Board of Directors approved the awards on January 31, 2008 when it also approved the other cited awards; however, the awards were made subject to stockholders approving our Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan at the 2008 annual meeting of stockholders on May 8, 2008. The stockholders approved the plan.
(3)	Includes award under our 2008 Annual Bonus Program. Achievement of certain corporate milestones could reduce payouts to zero when applied to the formula. As a result, threshold payouts were inapplicable for each named executive officer.
(4)	Includes award under our 2008 Quarterly Bonus Program. Achievement of certain corporate milestones could reduce payouts to zero when applied to the formula. As a result, threshold payouts were inapplicable for each named executive officer.
(5)	Includes award of restricted stock units, subject to achievement of specific corporate milestones in addition to time-based vesting requirements, under our Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan. Failure to achieve certain corporate milestones could have resulted in zero restricted stock units being awarded. Actual results were determined in 2009, and the award vests ratably on January 31, 2009, January 31, 2010, and January 31, 2011. The maximum attainable was 110% of the target. The closing price of our class A common stock was $83.68 on May 8, 2008.
(6)	Includes award of restricted stock units, subject to time based vesting requirements, under our Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan. The award vests ratably on January 31, 2009, January 31, 2010, and January 31, 2011. The closing price of our class A common stock was $69.09 on January 31, 2008.
(7)	Includes award of restricted stock units, under our Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan. The award vested immediately upon grant on January 31, 2008. The closing price of our class A common stock was $69.09 on January 31, 2008.
(8)	Includes award of restricted stock units, subject to time based vesting requirements, under our Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan. The award vests ratably on November 12, 2009, November 12, 2010, and November 12, 2011. The closing price of our class A common stock was $24.72 on November 12, 2008.
(9)	Includes award of option to purchase shares of our class A common stock, subject to time based vesting requirements, under our Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan. The award vests ratably on November 12, 2009, November 12, 2010, November 12, 2011, and November 12, 2012. The closing price of our class A common stock was $24.72 on November 12, 2008.

Non-Equity Incentive Plan Compensation

During fiscal 2008, our named executive officers were eligible for cash bonus payments under two bonus plans. The first plan was our Annual Key Employee Bonus Plan, under which we adopted our 2008 Annual Bonus Program. The second plan was our Key Employee Quarterly Key Initiative Plan, under which we adopted our 2008 Quarterly Bonus Program. The table entitled “Estimated Future Payouts Under Non-Equity Incentive Plan Awards Table” below provides additional information about each named executive officer’s target and maximum payout under both the 2008 Annual Bonus Program and the 2008 Quarterly Bonus Program. Under the terms of both bonus plans, failure to achieve certain corporate or individual milestones could have resulted in zero payouts under any given period. For example, no cash bonuses were awarded with respect to the fourth fiscal quarter of 2008 because we failed to achieve certain corporate milestones. The table entitled “2008 Total Non-Equity Incentive Plan Compensation Table” below details the actual payouts awarded under the two bonus plans to each named executive officer during fiscal 2008, as well as two awards made under our patent award program. Our patent award program is designed to recognize individual contributions to the development of our corporate portfolio of intellectual property. Upon achievement of certain key milestones, cash payments are awarded to eligible individuals, including our named executive officers.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards Table

	2008 Quarterly Bonus Program								2008	2008
Name	Q1 Target ($)	Q1 Max ($)	Q2 Target ($)	Q2 Max ($)	Q3 Target ($)	Q3 Max ($)	Q4 Target ($)	Q4 Max ($)	Annual Bonus Program Target ($)	Annual Bonus Program Max ($)
T. Werner	53,833	59,216	60,000	66,000	60,000	66,000	60,000	66,000	480,000	960,000
D. Arriola	—	—	—	—	—	—	—	—	—	—
T. Dinwoodie	10,138	11,151	10,417	11,458	10,417	11,458	10,417	11,458	83,333	166,667
E. Hernandez	20,667	22,733	22,000	24,200	22,000	24,200	22,000	24,200	176,000	352,000
B. Ledesma	9,375	10,313	10,417	11,458	10,417	11,458	10,417	11,458	83,333	166,667
D. Shugar	10,138	11,151	10,833	11,917	10,833	11,917	10,833	11,917	86,667	173,333
H. Wenger	13,563	14,919	16,042	17,646	18,083	19,892	20,667	22,733	165,333	330,667

2008 Total Non-Equity Incentive Plan Compensation Table

	2008 Quarterly Plan Compensation				2008 Annual
Name	Q1 Payout ($)	Q2 Payout ($)	Q3 Payout ($)	Q4 Payout ($)	Bonus Program Compensation Payout ($)	Patent Award Program Payout ($)	Total Non- Equity Incentive Plan Compensation ($)
Thomas H. Werner	43,574	56,274	51,619	—	527,448	—	678,915
Dennis V. Arriola	—	—	—	—	—	—	—
Thomas L. Dinwoodie	10,138	10,417	10,207	—	91,571	2,000	124,333
Emmanuel T. Hernandez	10,229	16,544	16,762	—	193,398	—	236,933
Bruce R. Ledesma	8,099	8,406	7,291	—	91,571	—	115,367

Daniel S. Shugar	7,522	10,508	8,882	—	95,234	1,200	123,346
Howard J. Wenger	9,969	12,352	13,020	—	151,259	—	186,600

2008 Annual Bonus Program. Awards under the 2008 Annual Bonus Program were formula-driven. At the beginning of fiscal 2008, the Compensation Committee of our Board of Directors established the two performance metrics: a revenue target and a profit before tax target. For purposes of comparing the actual operating income results against the performance goals following the performance period, both the target and the actual operating income were to be adjusted to exclude certain events during fiscal 2008. Based on the formula, if we achieved less than 80% of the revenue target, or if we achieved less than 80% of the profit before tax target, no bonus would be payable under the 2008 Annual Bonus Program. At a minimum, we had to achieve 80% of both targets before any awards would payable. If both targets were achieved, bonus awards were calculated based upon the following formulas, giving equal weight to both financial metrics:

“2008 annual salary($)” multiplied by “target bonus(%)” multiplied by “revenue factor” multiplied by 50%

“2008 annual salary($)” multiplied by “target bonus(%)” multiplied by “profit before tax factor” multiplied by 50%

If actual revenue equaled 80%, the “revenue factor” would equal 50%. If the actual revenue were between 80% and 100% of the target, the “revenue factor” would gradually increase until reaching 100%. If the actual revenue exceeded the target, the “revenue factor” would increase by 1% for each percent by which the target was exceeded, up to a maximum of 200%. The “profit before tax factor” would be calculated similarly. Under these formulas, no bonus payout under the 2008 Annual Bonus Program would ever exceed 200% of the target bonus award. The performance targets, set at the beginning of fiscal 2008, were assessed at the end of fiscal 2008. Based on our attainment of revenue and profit before tax targets for the year, awards under the 2008 Annual Bonus Program were paid in February 2009. Such bonus payments are reflected in the tables above. Under our 2008 Annual Bonus Program, we achieved 114.8% of our revenue target and 104.7% of our profit before tax target.

2008 Quarterly Bonus Program. Awards under the 2008 Quarterly Bonus Program were also formula-driven. At the beginning of each fiscal quarter during 2008, the Compensation Committee of our Board of Directors established corporate performance metrics, consisting of a profit before tax target and a set of corporate milestones representing key initiatives that would support our corporate business plan. Also at the beginning of each fiscal quarter, each named executive officer was responsible for establishing personal metrics, subject to approval by the Compensation Committee, representing key initiatives that would support the corporate milestones. These three metrics were then incorporated into the plan’s formula. Based on the formula, if we achieved less than 80% of the profit before tax target, or if we achieved less than 60% of the corporate milestones, no bonus would be payable under the 2008 Quarterly Bonus Program. If we achieved at least 80% of the profit before tax target and greater than 80% of the corporate milestones, then bonus awards were calculated based upon the following formula:

“2008 quarterly salary” multiplied by “target bonus(%)” multiplied by “personal KI score ”

If we achieved at least 80% of the profit before tax target but between 60 and 80% of the corporate milestones, then bonus awards were calculated based upon the following formula:

“2008 quarterly salary” multiplied by “target bonus(%)” multiplied by “personal KI score ” divided by 2

In either scenario, an individual’s “personal KI score” could result in no award being payable even if we achieved 100% of our profit before tax target and 100% of our corporate milestones in the event that the “personal KI score” was determined to be zero. If both the we achieved 80% or greater of the profit before tax target and greater than 100% of our corporate milestones, a bonus award would be prorated and paid above 100%, subject to a maximum cap of 110%. “KI” refers to “key initiative” which is our corporate term for personal performance goals. KIs are established at the beginning of each fiscal quarter—proposed by the individual and reviewed and approved by the Chief Executive Officer, in the case of named executive officers other than the Chief Executive Officer. The Chief Executive Officer’s KIs consist solely of the corporate milestones that Board of Directors establishes after discussion with the Chief Executive Officer. KIs are designed to be objective, measurable goals that support the concurrent quarterly and annual corporate milestones and that are attainable but not certain. The combined personal KI scores for the named executive officers ranged from 49.5% to 100.0%, and averaged 82.0% during the year. Under our 2008 Quarterly Bonus Program, the quarterly corporate milestone scores ranged from 71.5% to 93.6%, and averaged 83.0% during fiscal 2008.

Equity Incentive Plan Compensation

To further align executive compensation with maximizing stockholder value, our Compensation Committee granted to our named executive officers certain performance-based equity awards, consisting of restricted stock units that would be released and begin time-based vesting only upon achievement of certain corporate objectives. At the beginning of fiscal 2008, our Compensation Committee established qualifying two criteria: a revenue target and a GAAP operating income target. For purposes of comparing the actual operating income results against the performance goals following the performance period, both the target and the actual operating income were to be adjusted to exclude certain events during fiscal 2008. Based on the formula, if we achieved less than 90% of the revenue target, or if we achieved less than 80% of the operating income target, no performance-based restricted stock units would be released and begin vesting. If we achieved at least 90% of the revenue target and at least 80% of the operating income target, then performance-based grants were calculated based upon the following formula:

“target RSUs” multiplied by “revenue performance factor(%)” multiplied by 50%

“target RSUs” multiplied by “operating income performance factor(%)” multiplied by 50%

If we achieved at least 90% and up to 100% of the revenue target, the “revenue performance factor” would be the applicable percentage. If we achieved more than 100% of the revenue target, the ”revenue performance factor” would increase by 2.5% for each 1% by which we exceeded the revenue target, up to a maximum “revenue performance factor” of 120%. If we achieved 80% of the operating income target, the “operating income performance factor” would be 90%. If we achieved between 80% and 100% of the operating income target, the “operating income performance factor” would gradually increase until reaching 100%. If we achieved 100% of the operating income target, the “operating income performance” factor would be 100%. If we exceeded the operating income target, the “operating income performance factor” would increase by 2.5% for each 1% by which we exceed the operating income target, up to a maximum “operating income performance” factor of 120%. In connection with our 2008 performance-based equity awards, we achieved 114.8% of our revenue target and 112.7% of our operating income target.

Employment Agreements and Potential Payments Upon Termination or Change of Control

We have entered into employment agreements and award agreements under our equity plans with certain of our executive officers, including our named executive officers, and we have adopted a severance policy entitled the “Management Career Transition Plan.” Unless otherwise provided by our plan administrator, the award agreement, the employment agreement or the Management Career Transition Plan, upon termination of a participant’s employment or service, the participant will forfeit any outstanding equity awards except that a participant will have 90 days following termination of employment or service to exercise any then-vested options or stock appreciation rights (one year if termination of employment or service is a result of the participant’s disability or death). Additionally, certain of our executive officers are entitled to receive certain payments from us or our affiliates in the event of certain change of control or termination events.

Employment Agreements. During 2008, with the approval of the Compensation Committee of our Board of Directors, we entered into employment agreements with several executive officers, including among others Messrs. Arriola, Dinwoodie, Hernandez, Ledesma, Shugar, Wenger, and Werner. The employment agreements superseded prior agreements of a similar nature. Each employment agreement provides that the executive’s employment is “at-will” and may be terminated at any time by either party. Each employment agreement provides for a three-year term that will automatically renew unless we provide notice of our intent not to renew at least 120 days prior to the renewal date. The agreements do not specify salary, bonus or other basic compensation terms, but instead provide that each executive’s base salary, annual bonus and equity compensation will be determined in accordance with our normal practices. Instead, the primary purpose of the agreements is to provide certain severance benefits for employment terminations in connection with a change of control (as defined in the agreement). In the event an executive’s employment is terminated by SunPower without cause (as defined in the agreement), or if the executive resigns for good reason (as defined in the agreement), and if such termination or resignation is in connection with a change of control, then the agreements also provide that the executive is entitled to the following benefits:

•	a lump-sum payment equivalent to 24 months (or 36 months in Mr. Werner’s case) of such executive’s base salary;

•	a lump-sum payment equal to any earned but unpaid annual bonus for a completed fiscal year;

•	a lump-sum payment equal to the product of (a) such executive’s target bonus for the then current fiscal year, multiplied by (b) two (or three in Mr. Werner’s case);

•	continuation of such executive’s and such executive’s eligible dependents’ coverage under our benefit plans for up to 24 months (or 36 months in Mr. Werner’s case), at our expense;

•	a lump-sum payment equal to such executive’s accrued and unpaid base salary and paid time off; and

•	reimbursement of up to $15,000 for services of an outplacement firm mutually acceptable to us and the executive.

In addition, if we terminate an executive’s employment without cause or if the executive resigns for good reason, and if such termination or resignation is in connection with a change of control, then the agreements also provide the following benefits to the individual:

•

all of such executive’s unvested options, shares of restricted stock and restricted stock units will become fully vested and (as applicable) exercisable as of the termination date and remain exercisable for the time period otherwise applicable to such equity awards following such termination date pursuant to the applicable equity incentive plan and equity award agreement; and

•

all provisions regarding forfeiture, restrictions on transfer, and our rights of repurchase, in each case otherwise applicable to shares of restricted stock or restricted stock units shall lapse as of the termination date.

In addition, Mr. Werner’s agreement provides for such accelerated vesting and lapsing of provisions regarding forfeiture, restrictions on transfer and our rights of repurchase upon termination of employment without cause or resignation for good reason, regardless of whether such termination is in connection with a change of control; provided, however, that absent a change of control, no such accelerated vesting or lapsing shall apply to Mr. Werner’s performance-based equity awards.

Furthermore, Mr. Arriola’s agreement provides for him to have received a sign-on bonus of $300,000, subject to a pro rata refund if he leaves before completing one year of employment. If Mr. Arriola resigns for good reason or is terminated without cause before the passage of one year, then he may retain the full bonus. Mr. Arriola’s agreement also provides that he is entitled to reimbursement of legal fees, up to $10,000, incurred in connection with a review of his offer letter. Finally, Mr. Arriola’s agreement provides up to 12 months of temporary housing, assistance in selling his home in the San Diego area, including up to $500,000 of compensation for loss on the sale of his home, reimbursement of certain costs in purchasing a new home, gross up for tax obligations, and, if Mr. Arriola is terminated without cause during his first year of employment, up to $100,000 in reimbursement of relocation expenses to return to San Diego.

Under the employment agreements, “cause” means the occurrence of any of the following, as determined by us in good faith: (i) acts or omissions constituting gross negligence or willful misconduct on the part of the executive with respect to the executive’s obligations or otherwise relating to our business, (ii) the executive’s conviction of, or plea of guilty or nolo contendere to, crimes involving fraud, misappropriation or embezzlement, or a felony crime of moral turpitude, (iii) the executive’s violation or breach of any fiduciary duty (whether or not involving personal profit) to us, except to the extent that his violation or breach was reasonably based on the advice of our outside counsel, or willful violation of any of our published policies governing the conduct of it executives or other employees, or (iv) the executive’s violation or breach of any contractual duty to SunPower which duty is material to the performance of the executive’s duties or results in material damage to us or our business; provided that if any of the foregoing events is capable of being cured, we will provide notice to the executive describing the nature of such event and the executive will thereafter have thirty (30) days to cure such event. In addition, under the employment agreements, “good reason” means the occurrence of any of the following without the executive’s express prior written consent: (i) a material reduction in the executive’s position or duties, (ii) a material breach of the employment agreement, (iii) a material reduction in the executive’s aggregate target compensation, including the executive’s base salary and target bonus on a combined basis, excluding a reduction that is applied to substantially all of our other senior executives; provided, however, that for purposes of this clause (iii) whether a reduction in target bonus has occurred shall be determined without any regard to any actual bonus payments made to the executive, or (iv) a relocation of the executive’s primary place of business for the performance of his duties to us to a location that is more than forty-five (45) miles from our current business location. The executive shall be considered to have “good reason” under the employment agreement only if, no later than ninety (90) days following an event otherwise constituting “good reason” under the employment agreement, the executive gives notice to us of the occurrence of such event and we fail to cure the event within thirty (30) days following its receipt of such notice from the executive, and the executive terminates service within twenty-four (24) months following a change of control.

The September 29, 2008 distribution by Cypress Semiconductor Corporation of all of its shares of our class B common stock did not constitute a “change of control” under the employment agreements.

If any of the severance payments, accelerated vesting and lapsing of restrictions would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and be subject to excise tax or any interest or penalties payable with respect to such excise tax, then the executive’s benefits will be either delivered in full or delivered as to such lesser extent which would result in no portion of such benefits being subject to such taxes, interest or penalties, whichever results in the executive receiving, on an after-tax basis, the greatest amount of benefits. We provide no “gross up” payments.

Prior to receiving the benefits described in the employment agreements, the executive will be required to sign a separation agreement and release of claims. In addition, the benefits will be conditioned upon the executive not soliciting employees or customers for one year following the termination date. Mr. Werner’s agreement also provides that, if his termination without cause or resignation for good reason is not in connection with a change of control, his severance benefits will be conditioned upon a non-competition arrangement lasting one year following employment termination.

Management Career Transition Plan. During 2008, we also adopted a corporate policy entitled the Management Career Transition Plan. It addresses severance for employment terminations not in connection with a change of control. Participants in the Plan include the Chief Executive Officer and those employees who have been employed by us for at least 6 months and report directly to him (including our named executive officers, though Mr. Arriola becomes eligible in May 2009 because he joined us in November 2008), as well as other key employees who are recommended for participation by the Chief Executive Officer. Under the terms of the Plan, Mr. Werner and the employees reporting to him will be eligible for the benefits following a termination of employment without cause (as defined in the Plan), or resignation for good reason (as defined in the Plan), so long as such termination or resignation is not in connection with a change of control (as defined in the Plan). Such benefits include:

•	a lump-sum payment equivalent to 12 months (or 24 months in Mr. Werner’s case) of such executive’s base salary;

•	a lump-sum payment equal to any earned but unpaid annual bonus for a completed fiscal year;

•

a lump-sum payment equal to the pro rata portion of such executive’s target bonus for the then current fiscal year, based on the amount of time between the start of the fiscal year and the termination date;

•	continuation of such executive’s and such executive’s eligible dependents’ coverage under our benefit plans for up to 12 months (or 24 months in Mr. Werner’s case), at our expense; and

•	a lump-sum payment equal to such executive’s accrued and unpaid base salary and paid time off.

If any of the Plan’s severance payments would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and be subject to excise tax or any interest or penalties payable with respect to such excise tax, then the executive’s benefits will be either delivered in full or delivered as to such lesser extent which would result in no portion of such benefits being subject to such taxes, interest or penalties, whichever results in the executive receiving, on an after-tax basis, the greatest amount of benefits.

Businesses in our industry face a number of risks, including the risk of being acquired in the future. We believe that entering into change of control and severance arrangements with certain of our executives has helped us attract and retain excellent executive talent. Without these provisions, these executives may not have chosen to accept employment with us or remain employed by us.

Tabular Disclosure of Termination Payments. The following tables summarize the estimated payments that would be made on December 28, 2008 to our named executive officers upon certain events including:

•	termination with cause or voluntary resignation;

•	involuntary termination without cause or voluntary resignation for good reason in connection with a change of control;

•	involuntary termination without cause or voluntarily resignation for good reason not in connection with a change of control;

•	retirement; or

•	discontinued service due to death or disability,

as described in their respective employment agreements, and under the Management Career Transition Plan, assuming each such event had occurred on December 28, 2008. The dollar value identified with respect to each type of equity award is based on each officer’s holdings as of December 28, 2008 and the $38.38 per share closing price for our class A common stock on December 26, 2008, the last trading day of our fiscal year ended December 28, 2008. For more information on each officer’s outstanding equity awards as of December 28, 2008, please see “Outstanding Equity Awards At 2008 Fiscal-Year End Table” below. Such figures do not include unpaid regular salary and accrued vacation, nor do such figures reflect the impact of certain provisions of the employment agreements that provide that, in the event any payments under the employment agreements would constitute parachute payments under Section 280G of the Internal Revenue Code or be subject to the excise tax of Section 4999 of the Internal Revenue Code, then such payments should be either delivered in full or reduced to result in no portion being subject to such tax provisions and still yield the greatest payment to the individual on an after tax basis.

Termination Payments Table

Name	Termination Scenario	Continued Salary($)	Bonus and Accelerated Non-Equity Incentive Plan($)	Accelerated Options($)	Accelerated Restricted Stock($)	Accelerated Restricted Stock Units($)	Continued Medical Benefits($)	Outplace- ment Services	Total($)
T. Werner	Termination with cause or voluntary resignation without good reason	—	—	—	—	—	—	—	—
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	1,080,000	2,687,448	4,058,665	—	2,358,962	10,893	—	10,195,968
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	720,000	527,448	4,058,665	—	2,358,962	7,262	—	7,672,337
	Retirement	—	—	—	—	—	—	—	—
	Death or disability	—	—	—	—	—	—	—	—
D. Arriola	Termination with cause or voluntary resignation without good reason	—	—	—	—	—	—	—	—
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control(1)	850,000	970,000	533,000	—	1,769,000	5,192	15,000	4,142,192
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control(1)(2)	—	375,000	—	—	—	—	—	375,000
	Retirement	—	—	—	—	—	—	—	—
	Death or disability	—	—	—	—	—	—	—	—

(1)	Includes release of unvested sign-on bonus plus, in the event of only a termination without cause, the maximum relocation reimbursement.
(2)	Mr. Arriola was ineligible to participate in the Management Career Transition Plan as of December 28, 2008 because as of such date he had been employed for fewer than six months.

Name	Termination Scenario	Continued Salary($)	Bonus and Accelerated Non-Equity Incentive Plan($)	Accelerated Options($)	Accelerated Restricted Stock($)	Accelerated Restricted Stock Units($)	Continued Medical Benefits($)	Outplace- ment Services	Total($)
T. Dinwoodie	Termination with cause or voluntary resignation without good reason	—	—	—	—	—	—	—	—
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	500,000	341,571	—	—	353,800	8,048	15,000	1,218,419
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	250,000	91,571	—	—	—	4,024	—	345,595
	Retirement	—	—	—	—	—	—	—	—
	Death or disability	—	—	—	—	—	—	—	—
E. Hernandez	Termination with cause or voluntary resignation without good reason	—	—	—	—	—	—	—	—
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	660,000	721,398	—	132,675	1,415,200	5,670	15,000	2,949,943
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	330,000	193,398	—	—	—	2,835	—	526,233
	Retirement	—	—	—	—	—	—	—	—
	Death or disability	—	—	—	—	—	—	—	—

Name	Termination Scenario	Continued Salary($)	Bonus and Accelerated Non-Equity Incentive Plan($)	Accelerated Options($)	Accelerated Restricted Stock($)	Accelerated Restricted Stock Units($)	Continued Medical Benefits($)	Outplace- ment Services	Total($)
B. Ledesma	Termination with cause or voluntary resignation without good reason	—	—	—	—	—	—	—	—
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	500,000	341,571	—	1,352,361	353,800	7,285	15,000	2,570,017
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	250,000	91,571	—	—	—	3,642	—	345,213
	Retirement	—	—	—	—	—	—	—	—
	Death or disability	—	—	—	—	—	—	—	—
D. Shugar	Termination with cause or voluntary resignation without good reason	—	—	—	—	—	—	—	—
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	520,000	355,234	—	3,181,554	424,560	6,683	15,000	4,503,031
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	260,000	95,234	—	—	—	3,342	—	358,576
	Retirement	—	—	—	—	—	—	—	—
	Death or disability	—	—	—	—	—	—	—	—

Name	Termination Scenario	Continued Salary($)	Bonus and Accelerated Non-Equity Incentive Plan($)	Accelerated Options($)	Accelerated Restricted Stock($)	Accelerated Restricted Stock Units($)	Continued Medical Benefits($)	Outplace- ment Services	Total($)
H. Wenger	Termination with cause or voluntary resignation without good reason	—	—	—	—	—	—	—	—
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	620,000	647,259	—	2,731,170	566,080	—	15,000	4,579,509
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	310,000	151,259	—	—	—	—	—	461,259
	Retirement	—	—	—	—	—	—	—	—
	Death or disability	—	—	—	—	—	—	—	—

The following table sets forth information regarding the outstanding equity awards held by our named executive officers as of December 28, 2008.

Outstanding Equity Awards At 2008 Fiscal Year-End Table

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
T. Werner	06/09/03	(2)	81,493	—	0.50	06/09/2013	—	—	—	—
	06/17/04	(2)	193,018	60,325	3.30	06/17/2014	—	—	—	—
	06/17/04	(2)	18,269	3,695	3.30	06/17/2014	—	—	—	—
	03/17/05	(2)	187,503	62,497	3.30	03/17/2015	—	—	—	—
	01/31/08	(3)	—	—	—	—	16,650	589,077	—	—
	05/08/08	(4)(5)	—	—	—	—	—	—	50,025	1,769,885
D. Arriola	11/12/08	(6)	—	50,000	24.72	11/12/2018	—	—	—	—
	11/12/08	(7)	—	—	—	—	50,000	1,769,000	—	—
T. Dinwoodie(8)	01/31/08	(3)	—	—	—	—	2,500	88,450	—	—
	05/08/08	(4)(9)	—	—	—	—	—	—	7,500	265,350
E. Hernandez	04/25/05	(10)	101,738	—	3.30	04/25/2015	—	—	—	—
	05/04/07	(11)	—	—	—	—	3,750	132,675	—	—
	01/31/08	(3)	—	—	—	—	10,000	353,800	—	—
	05/08/08	(4)(12)	—	—	—	—	—	—	30,000	1,061,400
B. Ledesma	09/12/05	(13)	10,436	—	2.60	09/12/2015	—	—	—	—
	02/08/07	(14)	—	—	—	—	31,074	1,099,398	—	—
	01/31/08	(3)	—	—	—	—	2,500	88,450	—	—
	05/08/08	(4)(15)	—	—	—	—	—	—	7,500	265,350
D. Shugar	10/23/00	(13)	162,054	—	0.04	10/23/2010	—	—	—	—
	01/31/08	(3)	—	—	—	—	3,000	106,140	—	—
	05/08/08	(4)(16)	—	—	—	—	—	—	9,000	318,420
H. Wenger	02/25/04	(13)	8,125	—	1.77	02/25/2014	—	—	—	—
	12/07/04	(13)	16,647	—	1.77	12/07/2014	—	—	—	—
	12/07/04	(13)	9,990	—	1.77	12/07/2014	—	—	—	—
	12/07/04	(17)	1	—	1.77	12/07/2014	—	—	—	—
	02/08/07	(14)	—	—	—	—	55,934	1,978,945	—	—
	01/31/08	(3)	—	—	—	—	4,000	141,520	—	—
	05/08/08	(4)(18)	—	—	—	—	—	—	12,000	424,560

(1)	The closing price of our class A common stock on December 26, 2008 was $35.38.
(2)	Each of these options has a ten-year term, vests over a five-year period of employment from the date of grant, with a one-year initial cliff vesting period and monthly vesting thereafter, and has an exercise price equal to the market value on grant date.
(3)	Each of these awards of restricted stock units shall vest in three equal installments on each of January 31, 2009, January 31, 2010 and January 31, 2011.
(4)	On January 31, 2008, each named executive officer was awarded a number of performance-based restricted stock units (PSUs) within a preset range, with the actual number contingent upon (i) the approval by our stockholders of the Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan, as proposed at the annual meeting of stockholders on May 8, 2008, and (ii) the achievement of certain performance criteria. Our Compensation Committee confirmed achievement of the performance criteria on January 29, 2009 and, based on that assessment, determined the number of actual PSUs, which vest in three equal installments on each of January 31, 2009, January 31, 2010 and January 31, 2011.
(5)	Represents maximum award under equity incentive plan award; 44,635 restricted stock units were actually awarded in 2009 based on actual performance during fiscal 2008.
(6)	This option has a ten-year term and shall vest in equal annual installments over a four-year period on each of November 12, 2009, November 12, 2010, November 12, 2011 and November 12, 2012.
(7)	This award of restricted stock units shall vest in equal annual installments over a three-year period on each of November 12, 2009, November 12, 2010 and November 12, 2011.
(8)	Excludes shares held by Mr. Dinwoodie and subject to an equity restriction agreement entered into in connection with our acquisition of PowerLight Corporation in January 2007. The equity restriction agreement’s restrictions have since lapsed.
(9)	Represents maximum award under equity incentive plan award; 6,692 restricted stock units were actually awarded in 2009 based on actual performance during fiscal 2008.
(10)	This option has a ten-year term, vests monthly over a three-year period of employment from the date of grant, and has an exercise price equal to the market value on grant date.
(11)	This award of restricted stock units vests ratably over a four year period of employment from the date of grant, with a one-year initial cliff vesting period and annual vesting thereafter.
(12)	Represents maximum award under equity incentive plan award; 26,768 restricted stock units were actually awarded in 2009 based on actual performance during fiscal 2008.
(13)	These options have a ten-year term, were fully vested, and have an exercise price equal to the market value on grant date, except for Mr. Shugar’s award, which was assigned an exercise price less than the market value on grant date. However, the shares underlying these remaining options were subject to equity restriction agreements executed in connection with our acquisition of PowerLight Corporation in 2007. The equity restriction agreements’ restrictions have since lapsed.
(14)	Each of these awards of restricted stock shall vest in four equal installments on each of January 10, 2009, January 10, 2010, January 10, 2011, and January 10, 2012.
(15)	Represents maximum award under equity incentive plan award; 6,692 restricted stock units were actually awarded in 2009 based on actual performance during fiscal 2008.
(16)	Represents maximum award under equity incentive plan award; 8,030 restricted stock units were actually awarded in 2009 based on actual performance during fiscal 2008.
(17)	This option has a ten-year term and was fully vested, and has an exercise price equal to the market value on grant date.
(18)	Represents maximum award under equity incentive plan award; 10,707 restricted stock units were actually awarded in 2009 based on actual performance during fiscal 2008.

The following table sets forth the number of shares acquired pursuant to the exercise of options or the vesting of stock awards by our named executive officers during 2008 and the aggregate dollar amount realized by our named executive officers upon such event.

2008 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Thomas H. Werner	179,000	11,698,015	10,000	690,900
Dennis V. Arriola	—	—	—	—
Thomas L. Dinwoodie (3)	—	—	—	—
Daniel S. Shugar	108,027	8,707,556	—	—
Howard J. Wenger	32,381	2,400,682	18,645	2,064,188
Bruce R. Ledesma	12,717	729,290	10,359	1,146,845
Emmanuel T. Hernandez	100,000	7,116,850	1,250	100,125

(1)	The aggregate dollar value realized upon the exercise of an option represents the difference between the market price of the underlying shares on the date of exercise and the exercise price of the option, multiplied by the number of shares purchased.
(2)	The aggregate dollar value realized upon the vesting of a stock award represents the fair market value of the underlying shares on the vesting date multiplied by the number of shares vested.
(3)	Excludes shares held by Mr. Dinwoodie and subject to an equity restriction agreement entered into in connection with our acquisition of PowerLight Corporation in January 2007. The equity restriction agreement’s restrictions have since lapsed.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009

The Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2010, subject to ratification by our stockholders.

PricewaterhouseCoopers LLP has served as our auditor since 2003. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our By-Laws or other applicable legal requirements. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate governance.

If the stockholders fail to ratify the selection of our independent registered accounting firm, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.

All fees billed to us by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee. Fees billed to us by PricewaterhouseCoopers LLP during fiscal years 2007 and 2008 were as follows:

Services	2007	2008
Audit Fees	$1,979,000	$2,901,000
Audit-Related Fees	294,000	121,000
Tax Fees	183,000	713,000
All Other Fees	—	—
Total	$2,456,000	$3,735,000

•

Audit Fees: Audit fees for 2007 and 2008 were for professional services rendered in connection with audits of our consolidated financial statements, statutory audits of our subsidiary companies, quarterly reviews and assistance with documents that we filed with the Securities and Exchange Commission (including our Forms S-3, S-8, 10-Q, 10-K and 8-K). Audit fees for 2007 were for professional services also rendered in connection with the issuance of comfort letters in connection with our February 2007 and July 2007 public offerings and the issuance of the auditors consents.

•	Audit-Related Fees: Audit-related fees for 2007 and 2008 were for professional services rendered in connection with consultations with management on various accounting matters.

•	Tax Fees: Tax fees for 2007 and 2008 were for tax return preparation assistance and expatriate tax services, general tax planning and international tax consulting.

•	All Other Fees: SunPower was not billed any other fees by PricewaterhouseCoopers LLP in 2007 or 2008.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of our class A and class B common stock as of March 10, 2009, the Record Date, except as described below, by:

•	each of our directors and director nominees;

•

our Chief Executive Officer, both individuals who served as our Chief Financial Officer during fiscal 2008, each of the three most highly compensated individuals who served as our other executive officers at fiscal year-end, and another highly compensated individual who served as an executive officer during fiscal 2008 but who was not serving as an executive officer at fiscal year-end, whom we collectively identify as our “named executive officers”;

•	our directors, director nominees and executive officers as a group; and

•

each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known by us to beneficially own more than 5% of any class of our common stock.

Applicable beneficial ownership percentages listed below are based on 43,970,148 shares of class A common stock and 42,033,287 shares of class B common stock outstanding as of the Record Date. The business address for each of our directors and executive officers is our corporate headquarters at 3939 North First Street, San Jose, California 95134.

	Shares Beneficially Owned(1)
	Class A Common Stock		Class B Common Stock		% Total Voting
Directors, Director Nominees and Named Executive Officers	Shares	%	Shares	%	Power(2)
W. Steve Albrecht(3)	24,602	*	904	*	*
Dennis V. Arriola	—	—	—	—	—
Betsy S. Atkins(4)	5,600	*	—	—	*
Uwe-Ernst Bufe	—	—	—	—	—
Thomas L. Dinwoodie(5)	1,649,849	3.8	—	—	*
Emmanuel T. Hernandez(6)	105,753	*	5,241	*	*
Bruce R. Ledesma(7)	51,056	*	—	—	*
Thomas R. McDaniel	—	—	—	—	—
T.J. Rodgers(8)	27,500	*	136,978	*	*
Daniel S. Shugar(9)	190,267	*	—	—	*
Howard J. Wenger(10)	98,917	*	—	—	*
Thomas H. Werner(11)	616,670	1.4	—	—	*
Pat Wood III(12)	39,602	*	—	—	*
All Current Directors, Director Nominees and Executive Officers as a Group (15 persons)(13)	1,153,747	2.6	138,104	*	*
Other Persons
Aletheia Research and Management, Inc. (14) 100 Wilshire Blvd., Suite 1960 Los Angeles, CA 90401	3,700,297	8.4	—	—	*
FMR, LLC and Edward C. Johnson, III(15) 82 Devonshire Street Boston, MA 02109	—	—	5,313,942	12.6	11.2
Janus Capital Management LLC(16) 151 Detroit Street Denver, Colorado 80206	3,324,545	7.6	—	—	*
T. Rowe Price Associates, Inc.(17) 100 E. Pratt Street Baltimore, MD 21202	—	—	4,713,107	11.2	9.9
Wellington Management Company LLP(18) 75 State Street Boston, Massachusetts 02109	2,335,912	5.3	2,705,032	6.4	6.3

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares underlying restricted stock units and options held by that person that will vest and be exercisable within 60 days of March 10, 2009, are deemed to be outstanding. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Percentage total voting power represents voting power with respect to all shares of our class A common stock and class B common stock, voting as a single class. Each holder of class B common stock is entitled to eight votes per share of class B common stock and each holder of class A common stock is entitled to one vote per share of class A common stock on all matters to be submitted to stockholders for vote. The class A and class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as otherwise may be required by law.
(3)	Includes 7,000 shares of class A common stock, 904 shares of class B common stock, 16,602 shares of class A common stock issuable upon exercise of options exercisable within 60 days of March 10, 2009, and 1,000 shares of class A common stock issuable upon vesting of restricted stock units.
(4)	Includes 2,000 shares of class A common stock, 2,600 shares of class A common stock issuable upon exercise of options exercisable within 60 days of March 10, 2009, and 1,000 shares of class A common stock issuable upon vesting of restricted stock units.
(5)	Includes 1,490,449 shares of class A common stock held by the Dinwoodie-Meservey Family Living Trust, of which Mr. Dinwoodie and his wife are the Trustees, 11,621 shares of class A common stock held by the Jaelyn Wolf Irrevocable Trust UAD May 5, 2005, of which Mr. Dinwoodie is the Trustee, 11,621 shares of class A common stock held by the Ariel Wolf Irrevocable Trust UAD May 5, 2005, of which Mr. Dinwoodie is the Trustee. Mr. Dinwoodie disclaims beneficial ownership of the shares held in these trusts. In connection with the sale of PowerLight Corporation to SunPower, Mr. Dinwoodie also contributed individually held unrestricted shares and shares he controls in his capacity as Trustee into an escrow account for the benefit of SunPower to secure certain representations, warranties, covenants and other matters made to SunPower as part of the terms of sale. As of March 10, 2009, the escrow account contained 134,706 shares belonging to Mr. Dinwoodie.
(6)	Includes 265 shares of class A common stock held by the Hernandez Family LLC, of which Mr. Hernandez is the Managing Member, 3,185 shares of class B common stock held by the Hernandez 2003 Revocable Trust, of which Mr. Hernandez and his wife are Trustees, 1,028 shares of class B common stock held in the Emmanuel T. Hernandez ACF Timothy Hernandez U/CA/UTMA and 1,028 shares of class B common stock held in the Emmanuel T. Hernandez ACF Katherine Hernandez U/CA/UTMA, of which Mr. Hernandez is the Custodian, 3,750 restricted shares of class A common stock, and 101,738 shares of class A common stock issuable upon exercise of options exercisable within 60 days of March 10, 2009. Mr. Hernandez disclaims beneficial ownership of the shares held in the LLC, the Trust and his children’s UTMA accounts.
(7)	Includes 19,904 shares of class A common stock, 20,716 restricted shares of class A common stock, and 10,436 shares of class A common stock issuable upon exercise of options exercisable within 60 days of March 10, 2009.
(8)	Includes 25,000 shares of class A common stock, 136,978 shares of class B common stock, and 2,500 shares of class A common stock issuable upon vesting of restricted stock units.
(9)	Includes 28,213 shares of class A common stock and 162,054 shares of class A common stock issuable upon exercise of options exercisable within 60 days of March 10, 2009.
(10)	Includes 26,865 shares of class A common stock, 37,289 restricted shares of class A common stock, and 34,763 shares of class A common stock issuable upon exercise of options exercisable within 60 days of March 10, 2009.
(11)	Includes 77,033 shares of class A common stock and 539,637 shares of class A common stock issuable upon exercise of options exercisable within 60 days of March 10, 2009.
(12)	Includes 7,000 shares of class A common stock, 31,602 shares of class A common stock issuable upon exercise of options exercisable within 60 days of March 10, 2009, and 1,000 shares of class A common stock issuable upon vesting of restricted stock units.
(13)	Includes the shares described in footnotes 1-5 and 7-12 plus 24,135 shares of class A common stock held by three additional executive officers, 222 shares of class B common stock held by one additional executive officer, 2,250 restricted shares of class A common stock held by one additional executive officer, and 73,148 shares of class A common stock issuable upon exercise of options exercisable within 60 days of March 10, 2009 held by one additional executive officer.
(14)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G, filed with the SEC on February 17, 2009 by Aletheia Research and Management, Inc., which indicated that it has beneficial ownership of 3,700,297 shares of class A common stock, with sole voting and dispositive power with respect to said shares.
(15)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G, filed with the SEC on January 12, 2009 by FMR, LLC and Edward C. Johnson 3d, which indicated that the parties have beneficial ownership of 5,313,942 shares of class B common stock, with sole voting power with respect to 258 shares and sole dispositive power with respect to 5,313,942 shares.
(16)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G, filed with the SEC on February 17, 2009 by Janus Capital Management, LLC, which indicated that it has beneficial ownership of 3,324,545 shares of class A common stock, with sole voting and dispositive power with respect to 3,316,345 shares and shared voting and dispositive power with respect to 8,200 shares.
(17)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G/A, filed with the SEC on February 12, 2009 by T. Rowe Price Associates, Inc., which indicated that it has beneficial ownership of 4,713,107 shares of class B common stock, with sole voting power with respect to 1,777,761 shares and sole dispositive power with respect to 4,690,507 shares.
(18)	The ownership information set forth in the table is based on information contained in two separate statements on Schedule 13G, each filed with the SEC on February 17, 2009 by Wellington Management Company, LLP, the first which indicated that it has beneficial ownership of 2,335,912 shares of class A common stock, with shared voting power with respect to 2,026,140 shares and shared dispositive power with respect to 2,335,912 shares, and the second which indicated that it has beneficial ownership of 2,705,032 shares of class B common stock, with shared voting power with respect to 1,762,686 shares and shared dispositive power with respect to 2,705,032 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file an initial report of ownership on Form 3 and reports of changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission and the Nasdaq Global Market. Such executive officers, directors and greater than 10% stockholders are also required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16 forms that they file. We periodically remind our directors and executive officers of their reporting obligations and assist in making the required disclosures once we have been notified that a reportable event has occurred. We are required to report in this proxy statement any failure by any of the above-mentioned persons to make timely Section 16 reports.

Based solely on our review of the copies of such forms received by us, and written representations from our directors and executive officers, we are unaware of any instances of noncompliance, or late compliance, with Section 16(a) filing requirements by our directors, executive officers or greater than 10% stockholders during fiscal 2008.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 28, 2008 with respect to our equity compensation plans under which our equity securities are authorized for issuance (in thousands, except dollar figures).

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	2,008	$8.99	1,268
Equity compensation shares not approved by security holders(1)	17	$2.00	—
Total(2)	2,025	$8.93	1,268

(1)	Represents one option to purchase shares of class A common stock issued to one employee on June 17, 2004 with an exercise price of $2.00, vesting over five years.
(2)	This table excludes options to purchase an aggregate of approximately 520,000 shares of class A common stock, at a weighted average exercise price of $9.03 per share, that we assumed in connection with the acquisition of PowerLight Corporation in January 2007. Our Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan includes an automatic share reserve increase feature effective for 2009 through 2015. This share reserve increase feature will cause an annual and automatic increase in the number of shares of our class A common stock reserved for issuance under the Stock Incentive Plan in an amount each year equal to the least of: 3% of the outstanding shares of all classes of our common stock measured on the last day of the immediately preceding fiscal year; 6,000,000 shares; and such other number of shares as determined by our Board.

SUNPOWER

SUNPOWER CORPORATION

3939 NORTH FIRST STREET

SAN JOSE, CA 95134

If voting by proxy, you may vote by mail or by telephone or you may vote by using the Internet. Your Internet vote authorizes the named proxies to vote in the same manner as if you had marked, signed and returned your proxy card.

To vote by the Internet, read the 2009 proxy statement and follow these easy steps:

1. Go to the following website: http://www.proxyvote.com

2. Enter the information requested on your computer screen.

3. Follow the simple instructions on your computer screen.

To vote by telephone, read the 2009 proxy statement and follow these easy steps:

1. Call toll-free 1-800-690-6903 in the United States or Canada anytime on a touch-tone telephone. There is no charge to you for the call.

2. Have your proxy card in hand when you call and then follow the instructions.

Option #1: To vote as the Board of Directors recommends on ALL proposals: Press 1. When asked, please confirm your vote by pressing 1.

Option #2: If you choose to vote on each proposal separately, press 0 and follow the simple recorded instructions.

To vote by mail, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to SunPower Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by the Internet or by telephone, PLEASE DO NOT mail back the proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

SUNPW1

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SUNPOWER CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 BELOW:

Vote on Directors

1. PROPOSAL TO RE-ELECT CLASS I DIRECTORS:

Nominees:

01) UWE-ERNST BUFE

02) PAT WOOD III

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposal

2. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR FISCAL YEAR 2009.

For

Against

Abstain

In their discretion, Thomas H. Werner, Dennis V. Arriola, Bruce R. Ledesma, or any of them, each with the power of substitution, are authorized to vote upon such other matter or matters which may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.

(This Proxy should be marked, dated and signed by stockholder(s) exactly as his or her name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign).

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

Notice of Internet Availability of Proxy Materials for the Annual Meeting

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

If you would like to reduce our costs in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions provided for voting via the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

PROXY

SUNPOWER CORPORATION

PROXY FOR 2009 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of SunPower Corporation, a Delaware corporation, hereby acknowledges the Notice of the 2009 Annual Meeting of Stockholders and Proxy Statement, each dated March 23, 2009, and hereby appoints Thomas H. Werner, Dennis V. Arriola and Bruce R. Ledesma, and each of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent, vote and act on behalf of the undersigned at the 2009 Annual Meeting of Stockholders of SunPower Corporation to be held on May 8, 2009, at 12:00 p.m. local time, at Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California 95134 and at any adjournment or postponement thereof, and to vote all shares of Class A and Class B Common Stock that the undersigned would be entitled to vote, if then and there personally present, on all matters coming before the meeting.

A majority of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment or postponement thereof (or if only one shall represent and act, then that one) shall have and may exercise all the powers of said attorneys-in-fact hereunder.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR (1) THE RE-ELECTION OF UWE-ERNST BUFE AND PAT WOOD III AS CLASS I DIRECTORS, (2) THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR FISCAL YEAR 2009, AND (3) AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE